EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of July 28, 2011

among

GBG HOLDINGS, LLC

as Borrower,

GLOBE SPECIALTY METALS, INC.,

as Parent Guarantor,

GSM ENTERPRISES LLC,

as Holdings

THE LENDERS FROM TIME TO TIME PARTY HERETO,

BNP PARIBAS,

as Administrative Agent and Collateral Agent

and

BNP PARIBAS,

as Sole Lead Arranger and Sole Bookrunner

________________________________________________________

$50,000,000 Senior Secured Credit Facility

________________________________________________________

TABLE OF CONTENTS

Page

ARTICLE I.  DEFINITIONS AND INTERPRETATION
Section 1.01	Definitions
Section 1.02	Accounting Terms
Section 1.03	Interpretation, Etc

ARTICLE II.  TERM LOANS
Section 2.01	Term Loans.
Section 2.02	Pro Rata Shares; Availability of Funds.
Section 2.03	Use of Proceeds
Section 2.04	Evidence of Debt; Register; Notes.
Section 2.05	Interest on Loans.
Section 2.06	Interest Period Election
Section 2.07	Default Interest
Section 2.08	Fees
Section 2.09	Scheduled Payments
Section 2.10	Voluntary Prepayments
Section 2.11	Mandatory Prepayments.
Section 2.12	Application of Prepayments.
Section 2.13	General Provisions Regarding Payments
Section 2.14	Ratable Sharing
Section 2.15	Making or Maintaining Eurodollar Rate Loans.
Section 2.16	Increased Costs; Capital Adequacy.
Section 2.17	Taxes; Withholding, Etc.
Section 2.18	Obligation to Mitigate
Section 2.19	Removal or Replacement of a Lender

ARTICLE III.  CONDITIONS PRECEDENT
Section 3.01	Closing Date
Section 3.02	Credit Date

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES
Section 4.01	Organization; Requisite Power and Authority; Qualification of the Loan Parties
Section 4.02	Equity Interests and Ownership of the Borrower and its Subsidiaries
Section 4.03	Due Authorization by the Loan Parties
Section 4.04	No Conflict by the Loan Parties
Section 4.05	Governmental Consents of the Loan Parties
Section 4.06	Binding Obligation of the Loan Parties
Section 4.07	Historical Financial Statements
Section 4.08	Projections
Section 4.09	No Material Adverse Change
Section 4.10	Adverse Proceedings, Etc. of the Loan Parties and Parent Guarantor Material Subsidiaries
Section 4.11	Payment of Taxes by the Loan Parties and Parent Guarantor Material Subsidiaries
Section 4.12	Properties.
Section 4.13	Environmental Matters of the Loan Parties and Parent Guarantor Material Subsidiaries
Section 4.14	No Defaults of the Loan Parties or Parent Guarantor Material Subsidiaries
Section 4.15	Material Contracts of the Loan Parties
Section 4.16	Governmental Regulation of the Loan Parties and Parent Guarantor Material Subsidiaries
Section 4.17	Margin Stock.
Section 4.18	Employee Matters of the Loan Parties and Parent Guarantor Material Subsidiaries
Section 4.19	Employee Benefit Plans of the Loan Parties and Parent Guarantor Material Subsidiaries
Section 4.20	Solvency of the Loan Parties
Section 4.21	Compliance with Statutes, Etc. by the Loan Parties
Section 4.22	Disclosure by the Loan Parties
Section 4.23	PATRIOT Act
Section 4.24	Intellectual Property of the Loan Parties

ARTICLE V.  AFFIRMATIVE COVENANTS
Section 5.01	Financial Statements and Other Reports
Section 5.02	Existence of the Loan Parties; Maintenance of Coal Sales Agreement
Section 5.03	Payment of Taxes and Claims by the Loan Parties and Parent Guarantor Material Subsidiaries
Section 5.04	Maintenance of Properties by the Loan Parties and Parent Guarantor Material Subsidiaries
Section 5.05	Insurance of the Loan Parties and Parent Guarantor Material Subsidiaries
Section 5.06	Books and Records and Inspections of the Loan Parties and Parent Guarantor Material Subsidiaries
Section 5.07	Royalty Interests Purchase Agreement
Section 5.08	Compliance with Contractual Obligations and Laws by the Loan Parties and Parent Guarantor Material Subsidiaries
Section 5.09	Environmental Compliance by the Loan Parties and Parent Guarantor Material Subsidiaries
Section 5.10	Further Assurances
Section 5.11	Required Annual Capital Expenditures
Section 5.12	Operation of the Business
Section 5.13	Post-Closing Obligations

ARTICLE VI.  NEGATIVE COVENANTS
Section 6.01	Indebtedness.
Section 6.02	Liens
Section 6.03	No Further Negative Pledges of the Loan Parties
Section 6.04	Restricted Payments to Equityholders of Parent Guarantor
Section 6.05	No Restrictions on Loan Party and Parent Guarantor Material Subsidiary Distributions
Section 6.06	Investments and Acquisitions.
Section 6.07	Financial Covenants
Section 6.08	Fundamental Changes; Disposition of Assets.
Section 6.09	Transactions with Shareholders and Affiliates
Section 6.10	Conduct of Business
Section 6.11	Permitted Activities of Holding Companies
Section 6.12	Amendments or Waivers of Organizational Documents and Material Contracts
Section 6.13	Fiscal Year

ARTICLE VII.  EVENTS OF DEFAULT
Section 7.01	Events of Default

ARTICLE VIII.  AGENTS
Section 8.01	Appointment of Agents
Section 8.02	Powers and Duties
Section 8.03	General Immunity.
Section 8.04	Agents Entitled to Act as Lender
Section 8.05	Lenders’ Representations, Warranties and Acknowledgment
Section 8.06	Right to Indemnity
Section 8.07	Successor Administrative Agent and Collateral Agent
Section 8.08	Security Documents and Guarantee.
Section 8.09	Withholding Taxes
Section 8.10	Administrative Agent May File Proofs of Claim

ARTICLE IX.  MISCELLANEOUS
Section 9.01	Notices
Section 9.02	Expenses
Section 9.03	Indemnity
Section 9.04	Set-Off
Section 9.05	Amendments and Waivers.
Section 9.06	Successors and Assigns; Participations.
Section 9.07	Independence of Covenants, Etc
Section 9.08	Survival of Representations, Warranties and Agreements
Section 9.09	No Waiver; Remedies Cumulative
Section 9.10	Marshalling; Payments Set Aside
Section 9.11	Severability
Section 9.12	Obligations Several; Independent Nature of Lenders’ Rights
Section 9.13	Table of Contents and Headings
Section 9.14	APPLICABLE LAW
Section 9.15	CONSENT TO JURISDICTION
Section 9.16	WAIVER OF JURY TRIAL
Section 9.17	Confidentiality
Section 9.18	Usury Savings Clause
Section 9.19	Counterparts
Section 9.20	Effectiveness; Entire Agreement; No Third Party Beneficiaries
Section 9.21	PATRIOT Act
Section 9.22	Electronic Execution of Assignments
Section 9.23	No Fiduciary Duty

SCHEDULES:           1.01(a)       Term Loan Commitments
1.01(b)       Notice Addresses
4.01           Jurisdictions of Organization and Qualification
4.02           Borrower Equity Interests and Ownership
4.12           Real Estate Assets
4.17           Margin Stock
6.02           Certain Liens
6.05           Existing Restrictions on Distributions
6.06           Parent Guarantor and Subsidiary Investments

EXHIBITS:                A-1        Borrowing Notice
A-2        Notice of Interest Period Election
B           RESERVED
C           Compliance Certificate
D           Assignment Agreement
E           Certificate re Non-Bank Status
F-1        Closing Date Certificate
F-2        Solvency Certificate
F-3        Officer’s Certificate
G           Guarantee and Security Agreement
H           Insurance Certificate
I            Permitted Acquisition Certificate
J            Quarterly Investment Certificate

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”), dated as of July 28, 2011, is entered into by and among GBG HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), GLOBE SPECIALTY METALS, INC., a Delaware corporation (“Parent Guarantor”), GSM ENTERPRISES LLC, a Delaware limited liability company (“Holdings”), the Lenders party hereto from time to time and BNP PARIBAS (“BNPP”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Lenders have agreed to extend a term loan facility to the Borrower in an aggregate principal amount not to exceed $50,000,000 on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Hedging Counterparty” means each financial institution counterparty to an Interest Rate Agreement , Currency Agreement or Power Hedging Agreement whose long-term senior unsecured debt is rated, at the time it enters into such Interest Rate Agreement, Currency Agreement or Power Hedging Agreement, at least “A” or higher by S&P or at least “A2” or higher by Moody’s.

“Acquired Business” means Alden or Gatliff, as applicable (collectively, the “Acquired Businesses”).

“Acquired Businesses Historical Financial Statements” means as of the Closing Date, (i) audited consolidated financial statements of each Acquired Business for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of each Acquired Business as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements described in clause (i) of this definition and at least 45 days prior to the Closing Date consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of the applicable Acquired Business that they fairly present, in all material respects, the financial condition of such Acquired Business as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“Acquisition” means, collectively (i) the Alden Acquisition, (ii) the Gatliff Acquisition and (iii) the Royalty Interests Acquisition.

“Acquisition Agreements” means, collectively, (i) the Alden Purchase Agreement, (ii) the Gatliff Purchase Agreement, (iii) the Royalty Interests Purchase Agreement and the Assignment Agreement dated July 27, 2011 between the Purchaser and the Borrower.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1.00%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Loan Party or Parent Guarantor Material Subsidiary) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Loan Party or Parent Guarantor Material Subsidiary, threatened against or affecting any Loan Party or Parent Guarantor Material Subsidiary, or any property of any Loan Party or Parent Guarantor Material Subsidiary.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent, the Collateral Agent and solely for purposes of Article VIII, the Lead Arranger.

“Agent Affiliates” has the meaning set forth in Section 9.01(b).

“Aggregate Amounts Due” has the meaning set forth in Section 2.14.

“Agreement” has the meaning specified in the preamble hereto.

“Alden” means Alden Resources LLC, a Delaware limited liability company.

“Alden Acquisition” means the acquisition by the Purchaser of Alden pursuant to the Alden Purchase Agreement.

“Alden Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of May 27, 2011, by and among the Seller, the Purchaser, NGP Capital Resources Company and certain other parties party thereto regarding Alden.

“Applicable Margin” means from the Closing Date until the first Calculation Date occurring after the first full Fiscal Quarter of Parent Guarantor subsequent to the Closing Date, a percentage, per annum, determined by reference to the following table as if the Consolidated Leverage Ratio then in effect were less than 2.00:1.00; and (ii) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for Term Loans that are Eurodollar Rate Loans
>2.00:1.00	3.125%
<2.00:1.00	2.625%

No change in the Applicable Margin shall be effective until the date (the “Calculation Date”) that is three Business Days after the date on which the Administrative Agent has received the applicable financial statements and a Compliance Certificate pursuant to Section 5.01(c) calculating the Leverage Ratio.  At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.01(c) or at any time when an Event of Default exists and is continuing, the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 2.00:1.00.  In the event that any financial statement or certificate delivered pursuant to Section 5.01 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct certificate required by Section 5.01 for such Applicable Period and (ii) the Borrower shall immediately pay to the Administrative Agent the accrued additional fees owing as a result of such increased Applicable Margin for such Applicable Period.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to Section 9.01(b).

“Asset Sale” means, collectively, any Borrower Asset Sale or Parent Guarantor Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” has the meaning specified in Section 9.06(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“BNPP” has the meaning specified in the preamble hereto.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of Subsidiaries, other than (i) inventory sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued) and (ii) sales, leases or licenses out of other assets for consideration of less than $500,000 in the case of all such Borrower Asset Sales after the Closing Date.

“Borrower Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Borrower Operating Budget” has the meaning set forth in Section 5.01(h)(i).

“Borrower Quarterly Operating Report” means a report for the applicable Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate describing the historical operating performance of the Borrower and its Subsidiaries, including production, revenue, costs, capital expenditures, inventories, permitting details, environmental, health and safety matters and other relevant operating information with a reasonable explanation of the variances against the Borrower Operating Budget for such period.

“Borrowing Notice” means a notice substantially in the form of Exhibit A-1 or otherwise acceptable to the Administrative Agent.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” has the meaning set forth in the definition of “Applicable Margin”.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or deposit account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 and (c) has a rating of at least AA- from S&P and Aa3 from Moody’s; and (iv) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000 and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership or control of 35.0% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent Guarantor or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent Guarantor; (ii)(a) Parent Guarantor shall cease to beneficially own and control at least 90.0% on a fully diluted basis of the economic and/or voting interest in the Equity Interests of Holdings or (b) a Person or Persons reasonably satisfactory to the Administrative Agent (each, a “Holdings Transferee”) shall cease to beneficially own and control the remaining 10.0% on a fully diluted basis of the economic and/or voting interest in the Equity Interests of Holdings; (iii) Holdings shall cease to beneficially own and control 100.0% on a fully diluted basis of the economic and/or voting interest in the Equity Interests of the Borrower; (iv) any Subsidiary of the Borrower shall cease to be a Wholly Owned Subsidiary; or (v) during any period of 12 consecutive months, beginning with and after the Closing Date, individuals who at the beginning of such 12-month period were directors of Parent Guarantor (together with new directors elected by, or nominated for election by, such directors or directors elected under this parenthetical clause) shall cease for any reason to constitute a majority of the board of directors of Parent Guarantor at any time during such period.

“Closing Date” means the date on which the conditions specified in Section 3.01 are satisfied (or waived in accordance with Section 9.05).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Coal Sales Agreement” means the Output and Supply Agreement dated as of July 28, 2011 between Alden and Globe Metallurgical Inc., a Delaware corporation.

“Collateral” has the meaning set forth in the Guarantee and Security Agreement.

“Collateral Agent” has the meaning specified in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Parent Guarantor and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or investments including acquisitions” or similar items reflected in the consolidated statement of cash flows of Parent Guarantor and its Subsidiaries; provided, that Consolidated Capital Expenditures shall not include any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Cash Proceeds invested pursuant to Section 2.11(b).

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Current Ratio” means the ratio as of the last day of any Fiscal Quarter of (i)(x) Consolidated Current Assets of Parent Guarantor and its Subsidiaries as of such date minus (y) the amount of Parent Guarantor’s and its Subsidiaries’ Restricted Cash as of such date to (ii) Consolidated Current Liabilities of Parent Guarantor and its Subsidiaries as of such date.

“Consolidated Cash Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Parent Guarantor and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Parent Guarantor and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.08(b) payable on or before the Closing Date.

“Consolidated EBITDA” means, for any period, an amount determined for Parent Guarantor and its Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, and (e) other non-Cash charges reducing Consolidated Net Income, minus (ii) other non-Cash gains increasing Consolidated Net Income for such period.

“Consolidated Gearing Ratio” means the ratio as of the last date of any applicable Fiscal Quarter of (i) Consolidated Total Debt as of such day to (ii) Consolidated Tangible Net Worth as of such date.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Parent Guarantor and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) except with respect to any joint venture in which Parent Guarantor or one of its Subsidiaries has acquired a minority interest, income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Parent Guarantor or is merged into or consolidated with Parent Guarantor or any of its Subsidiaries or that Person’s assets are acquired by Parent Guarantor or any of its Subsidiaries, (b) the income of any Subsidiary of Parent Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (c) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses; provided, that, Consolidated Net Income shall not include that portion of the income (or loss) of any Person in which the Parent Guarantor and/or its Subsidiaries has a minority ownership interest, attributable to non-Cash gains or charges.

“Consolidated Tangible Net Worth” means, as at any date of determination, the sum of all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of Parent Guarantor and its Subsidiaries under stockholders’ equity at such date minus the net book value of all assets, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, including, without limitation, goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Parent Guarantor and its Subsidiaries (which, for purposes of this definition, shall include any balance sheet Indebtedness of any entity (other than Parent Guarantor or any of its Subsidiaries) in which Parent Guarantor or any of its Subsidiaries holds a minority Equity Interest, to the extent of its ratable holding of such Equity Interest) (or, if higher, and without duplication of the foregoing, the par value or stated face amount of all such Indebtedness determined on a consolidated basis in accordance with GAAP).

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Credit Date” means the date of the Credit Extension.

“Credit Extension” means the making of the Term Loan.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Parent Guarantor or any of its Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 2.07.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Term Loan Commitments).

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that neither any Loan Party nor any Affiliate thereof shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates or with respect to which any Loan Party or any of its ERISA Affiliates has or could reasonably be expected to have liability, contingent or otherwise, under ERISA.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order, decree or directive (conditional or otherwise) by any Governmental Authority or any other Person, arising (i) pursuant to any Environmental Law, (ii) in connection with any actual or alleged violation of, or liability pursuant to, any Environmental Law, including any Governmental Authorizations issued pursuant to Environmental Law, (iii) in connection with any Hazardous Materials, including the presence or Release of, or exposure to, any Hazardous Materials and any abatement, removal, remedial, corrective or other response action related to Hazardous Materials or (iv) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state or local laws (including any common law), statutes, ordinances, orders, rules, regulations, judgments or any other requirements of Governmental Authorities relating to or imposing liability or standards of conduct with respect to (i) environmental matters, (ii) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Loan Party or any Parent Guarantor Material Subsidiary or any Facility.

“Equity Contribution” has the meaning set forth in Section 3.02(d).

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equity Issuance” means any issuance or sale by the Borrower or any of its Subsidiaries of (i) any of its Equity Interests, (ii) any warrants or options exercisable in respect of its Equity Interests (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to employee benefit plans established in the ordinary course of business and any Equity Interests of the Borrower or any of its Subsidiaries issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an Equity Interest (or the right to obtain any Equity Interest) in the Borrower or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of any Loan Party or any Parent Guarantor Material Subsidiary shall continue to be considered an ERISA Affiliate of such Loan Party or Parent Guarantor Material Subsidiary, as applicable, within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Loan Party or Parent Guarantor Material Subsidiary, as applicable, and with respect to liabilities arising after such period for which such Loan Party or Parent Guarantor Material Subsidiary, as applicable, could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (iv) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (v) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA; (vi) the withdrawal by any Loan Party or any Parent Guarantor Material Subsidiary or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any Parent Guarantor Material Subsidiary or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on any Loan Party or any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of any Loan Party or any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Loan Party or any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any Parent Guarantor Material Subsidiary or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (xi) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xiii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code with respect to any Pension Plan; (xiv) the occurrence of a non-exempt “prohibited transaction” with respect to which any Loan Party or any Parent Guarantor Material Subsidiary is a “disqualified person” or a “party of interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in liability to any Loan Party or Parent Guarantor Material Subsidiary, as applicable, or (xv) any other event or condition with respect to an Employee Benefit Plan with respect to which any Loan Party or any Parent Guarantor Material Subsidiary is likely to incur liability other than in the ordinary course.

“Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means any of the conditions or events set forth in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Indebtedness” means Indebtedness and other obligations of the Borrower or any of its Subsidiaries outstanding under (i) that certain Second Amended and Restated Credit Agreement, dated as of February 26, 2010, among Alden, as borrower, the lenders party thereto and NGPC Asset Holdings, LP, as administrative agent and (ii) that certain Credit Agreement, dated as of December 28, 2010, among Gatliff, as borrower, the lenders party thereto and NGPC Asset Holdings, LP, as administrative agent.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Loan Party, any Parent Guarantor Material Subsidiary, or any of their predecessors.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of an Authorized Officer of Parent Guarantor or the Borrower, as applicable, that such financial statements fairly present, in all material respects, the financial condition of Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, ending on June 30th of each calendar year.

“Fixed Charges” means, for any period, without duplication, Consolidated Cash Interest Expense, plus prepayments and scheduled principal payments on Indebtedness actually made, plus expenses for Taxes paid in cash, plus payments of obligations under Capital Leases, all calculated for Parent Guarantor and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Consolidated EBITDA for the four-Fiscal-Quarter period most recently ended for which quarterly financial statements have been made available to the Lenders minus the portion of Consolidated Capital Expenditures not financed by cash reflected on the balance sheet in the immediately preceding twelve month period or by Indebtedness incurred at the time such capital expenditure is made to (b) Fixed Charges.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof consistently applied.

“Gatliff” means Gatliff Services, LLC, a Delaware limited liability company.

“Gatliff Acquisition” means the acquisition by the Purchaser of Gatliff pursuant to the Gatliff Purchase Agreement.

“Gatliff Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of May 27, 2011, by and among the Seller, the Purchaser, NGP Capital Resources Company and certain other parties party thereto regarding Gatliff.

“GMI Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of March 30, 2011 among Globe Metallurgical Inc., a Delaware corporation, Tennessee Alloys Company, LLC, a Delaware limited liability company, GSM Sales, Inc., a Delaware corporation, Alabama Sand and Gravel, Inc., a Delaware corporation, Laurel Ford Resources, Inc., a Kentucky corporation, Parent Guarantor, the lenders from time to time party thereto, and Société Générale, as administrative agent, issuing bank, swingline lender and collateral agent.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, certification, registration, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” has the meaning specified in the Guarantee and Security Agreement.

“Guarantee” means the guarantee of each Guarantor set forth in the Guarantee and Security Agreement.

“Guarantee and Security Agreement” means the Guarantee and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit G.

“Guarantor” means each of Parent Guarantor, Holdings and each Subsidiary of the Borrower.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance, exposure to which or Release of which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to human health and safety or to the indoor or outdoor environment, including petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls and toxic mold.

“Hedge Agreement” means an Interest Rate Agreement entered into with a Lender Counterparty and satisfactory to the Administrative Agent.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Transferee” has the meaning set forth in the definition of “Change of Control”.

“Increased-Cost Lenders” has the meaning set forth in Section 2.19.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests, (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, any Currency Agreement and any Power Hedging Agreement, in each case, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other necessary response action related to the Release or presence of any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person (including any Loan Party), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make the Credit Extension or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee)); (ii) any Environmental Claim relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Loan Party; or (iii) any Term Loan or the use of proceeds thereof.

“Indemnitee” has the meaning set forth in Section 9.03.

“Installment” has the meaning set forth in Section 2.09.

“Installment Date” has the meaning set forth in Section 2.09.

“Insurance Advisor” means McGriff, Seibels & Williams, Inc.

“Insurance Certificate” means an Insurance Certificate substantially in the form of Exhibit H.

“Intellectual Property” means collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, copyrights, patents, trademarks, service marks, trade names, logos, trade secrets, domain names, and other intellectual property of any Loan Party.

“Interest Payment Date” means with respect to any Term Loan, the last day of each Fiscal Quarter.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one week (solely with respect to the borrowing of the Term Loans on the Credit Date) and one-, two-, three- or six-months, as selected by the Borrower in the Borrowing Notice or applicable Notice of Interest Period Election, (i) initially, commencing on the Credit Date or Interest Period Election Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date.

“Interest Period Election Date” means the effective date of an interest period election as set forth in the applicable Notice of Interest Period Election.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Parent Guarantor or any of its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Loan Party or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Loan Party or any of its Subsidiaries from any Person, of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by any Loan Party or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement, Currency Agreement and Power Hedging Agreement, whether entered into for hedging or speculative purposes.  The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.  For the avoidance of doubt, capital expenditures shall not constitute Investments.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lead Arranger” means BNPP.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be), in each case, whose long-term senior unsecured debt is rated, at the time it enters into a Hedge Agreement, at least “A” or higher by S&P or at least “A2” or higher by Moody’s.

“Leverage Ratio” means the ratio as of the applicable date of determination of (i)(x) Consolidated Total Debt as of such day minus (y) the amount of Parent Guarantor’s and its Subsidiaries’ Unrestricted Cash as of such date to (ii) Consolidated EBITDA for the four Fiscal-Quarter period most recently ended for which quarterly financial statements have been made available to the Lenders.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan Documents” means any of this Agreement, the Term Loan Notes, if any, the Security Documents and all other documents, instruments or agreements executed and delivered by a Loan Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Loan Party” means, collectively, the Borrower and each Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Market Disruption Event” means (a) at 11:00 a.m. (London, England time) on the second Business Day prior to the commencement of any Interest Period for a particular Term Loan, an Adjusted Eurodollar Rate for such Term Loan is not available; or (b) before the close of business in London on the second Business Day prior to the commencement of any Interest Period, the Administrative Agent receives notification from a Lender or Lenders after such Lender has determined or such Lenders have determined, acting reasonably, that the cost to it or them of obtaining matching deposits in the relevant interbank market would be in excess of the Adjusted Eurodollar Rate.

“Material Adverse Effect” means any event, change, effect, development, circumstance or condition that has caused or could reasonably be expected to cause a material adverse change (or a prospective material adverse change), material adverse effect (or a prospective material adverse effect) on and/or material adverse developments (or prospective material adverse developments) with respect to (i) the business, general affairs, assets, liabilities, operations, management, condition (financial or otherwise), stockholders’ equity, results of operations or value of the Loan Parties and Parent Guarantor Material Subsidiaries taken as a whole; (ii) the ability of any Loan Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Loan Document.

“Material Contract” means the Coal Sales Agreement, the Acquisition Agreements and any contract or other arrangement to which any Loan Party is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means (a) with respect to any Borrower Asset Sale an amount equal to:  (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Borrower Asset Sale minus (ii) any bona fide direct costs incurred in connection with such Borrower Asset Sale, including (1) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Borrower Asset Sale, (2) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Borrower Asset Sale and (3) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Borrower Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Borrower Asset Sale; (b) (i) any Cash payments or proceeds received by the Borrower or any of its Subsidiaries (1) under any insurance policy in respect of a covered loss thereunder or (2) as a result of the taking of any assets of the Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (1) any actual and reasonable costs incurred by the Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (2) any bona fide direct costs incurred in connection with any sale of such assets as referred to in preceding clause (i)(2), including income taxes payable as a result of any gain recognized in connection therewith; (c) with respect to any issuance or incurrence of Indebtedness, the Cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses; and (d) with respect to any Equity Issuance, the Cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

“Non-Consenting Lender” has the meaning set forth in Section 2.19.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-U.S. Lender” has the meaning set forth in Section 2.17(c).

“Notice” means the Borrowing Notice or a Notice of Interest Period Election.

“Notice of Interest Period Election” means a Notice of Interest Period Election substantially in the form of Exhibit A-2.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to Agents (including former Agents), the Lead Arranger, Lenders, the Lender Counterparties or any of them, under any Loan Document or Hedge Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Officer’s Certificate” means an Officer’s Certificate substantially in the form of Exhibit F-3.

“Organizational Documents” means with respect to any Person all formation, organizational and governing documents, instruments and agreements, including (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement and (iv) with respect to any limited liability company, its articles of organization and its operating agreement.  In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Guarantor” has the meaning specified in the preamble hereto.

“Parent Guarantor Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Parent Guarantor’s or any of its Subsidiaries’ (excluding the Borrower’s and its Subsidiaries’) businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of Subsidiaries (other than the Borrower and its Subsidiaries), other than inventory sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued).

“Parent Guarantor Historical Financial Statements” means as of the Closing Date, (i) the unqualified audited financial statements of Parent Guarantor and its Subsidiaries for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unqualified audited unconsolidated financial statements of Parent Guarantor on a stand-alone basis for the immediately preceding three Fiscal Years, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Years, (iii) the unaudited financial statements of Parent Guarantor and its Subsidiaries as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements described in clause (i) of this definition and at least 45 days prior to the Closing Date consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, (iv) unaudited unconsolidated financial statements of Parent Guarantor on a stand-alone basis as of the most recent Fiscal Quarter ended after the date of the most recent audited financial statements described in clause (ii) of this definition and at least 45 days prior to the Closing Date consisting of a balance sheet and the related statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) through (iv), certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of Parent Guarantor and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Parent Guarantor Material Subsidiary” shall mean any Subsidiary of Parent Guarantor that, as of the last day of the most recently ended Fiscal Quarter of Parent Guarantor, had assets or revenues (on a consolidated basis including its Subsidiaries) with a value in excess of 15.0% of the consolidated tangible assets of Parent Guarantor or 15.0% of the consolidated revenues of Parent Guarantor; provided, that in the event Subsidiaries that would otherwise not be Parent Guarantor Material Subsidiaries shall in the aggregate account for a percentage in excess of 15.0% of the consolidated tangible assets of Parent Guarantor or 15.0% of the consolidated revenues of Parent Guarantor as of the end of and for the most recently completed fiscal year of Parent Guarantor, then one or more of such Subsidiaries as designated by Parent Guarantor (or, if Parent Guarantor shall make no designation, one or more of such Subsidiaries in descending order based on their respective contributions to the consolidated assets of Parent Guarantor), shall be included as Parent Guarantor Material Subsidiaries to the extent necessary to eliminate such excess). Notwithstanding the foregoing, each of Globe Metallurgical Inc. and Globe Metales, S.A. shall be deemed to be a Parent Guarantor Material Subsidiary hereunder.

“Parent Guarantor Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Parent Guarantor and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Parent Guarantor Permitted Acquisition” means the acquisition by purchase, merger or otherwise, by Parent Guarantor or any of its Subsidiaries (excluding the Borrower and its Subsidiaries) of all or a portion of the assets of, or all or a portion of the Equity Interest of, or a business line or unit, or developing project, or a division of, any Person (other than Parent Guarantor and its Subsidiaries as of the date hereof); provided, that (i)(a) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) Parent Guarantor shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.07(g)) and (c) the Equity Interests or property or assets acquired in such acquisition relate to a line of business permitted pursuant to Section 6.10(a), and (ii) except with respect to any developing project, Parent Guarantor shall have delivered to the Administrative Agent a Permitted Acquisition Certificate at least 10 Business Days prior to such proposed acquisition.

“Parent Guarantor Subsidiary Acquired Indebtedness” means (a) Indebtedness of any Subsidiary of Parent Guarantor (excluding the Borrower and its Subsidiaries) incurred to finance a Parent Guarantor Permitted Acquisition or (b) Indebtedness of a Person existing at the time the Person merges with or into, or becomes, a Subsidiary of Parent Guarantor (excluding the Borrower and its Subsidiaries); provided, that, in the case of this clause (b), such Indebtedness existed at the time such Person became a Subsidiary of Parent Guarantor and was not created in anticipation thereof.

“Participant Register” has the meaning set forth in Section 9.06(g)(iv).

“PATRIOT Act” has the meaning set forth in Section 3.01(l).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 or Section 430 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition Certificate” means a Permitted Acquisition Certificate substantially in the form of Exhibit I.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other entities, whether or not legal entities, and Governmental Authorities.

“Platform” has the meaning set forth in Section 5.01(k).

“Power Hedging Agreement” means any hedging agreements, swaps, caps, collars, or other similar agreements involving or settled by reference to the price of power, each of which is associated with Parent Guarantor or any of its Subsidiaries’ operations and not for speculative purposes.

“Principal Office” means, for the Administrative Agent, such Person’s “Principal Office” as set forth on Schedule 1.01(b), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, the Administrative Agent and each Lender.

“Projections” has the meaning set forth in Section 4.08.

“Pro Rata Share” means with respect to any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Prudent Industry Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the independent mining industry in the United States during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, sound engineering practices, reliability, safety and expedition.  “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable principles, methods and acts generally accepted in the United States, having due regard for, among other things, reliability, safety and protection of equipment, the requirements or guidance of Governmental Authorities, applicable laws and the requirements of insurers.

“Purchaser” means Globe BG, LLC, a Delaware limited liability company.

“Quarterly Investment Certificate” means a Quarterly Investment Certificate substantially in the form of Exhibit J.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party or Parent Guarantor Material Subsidiary in any real property.

“Register” has the meaning set forth in Section 2.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” has the meaning set forth in Section 2.19.

“Required Lenders” means one or more Lenders having or holding Term Loan Exposure and representing more than 50.0% of the sum of the aggregate Term Loan Exposure of all Lenders.

“Restricted Cash” means as of any date, Cash and Cash Equivalents owned by Parent Guarantor other than Unrestricted Cash.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Parent Guarantor, the Borrower or any of their respective Subsidiaries (or any direct or indirect parent of the Borrower or Parent Guarantor) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Parent Guarantor or the Borrower or any of their respective Subsidiaries (or any direct or indirect parent thereof) now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Loan Party (or any direct or indirect parent of any Loan Party) now or hereafter outstanding.

“Royalty Interests” means those certain interests in and to the rights, titles and interests in certain minerals produced and sold under certain coal lease agreements as more fully described in the Royalty Interests Purchase Agreement.

“Royalty Interests Acquisition” means the acquisition by the Purchaser of the Royalty Interests pursuant to the Royalty Interests Purchase Agreement.

“Royalty Interests Purchase Agreement” means the Purchase Agreement, dated as of May 27, 2011, by and among the Seller, the Purchaser and Parent Guarantor regarding the Royalty Interests.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“SEC” means the United States Securities and Exchange Commission and any successor Governmental Authority performing a similar function.

“Secured Parties” has the meaning set forth in the Guarantee and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the Guarantee and Security Agreement and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on the Collateral of that Loan Party as security for the Obligations, including UCC financing statements and amendments thereto.

“Seller” means (i) with respect to the Alden Purchase Agreement and the Gatliff Purchase Agreement, NGPC Asset Holdings II, LP, a Texas limited partnership and (ii) with respect to the Royalty Interests Purchase Agreement, NGP Capital Resources Company, a Maryland corporation.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Parent Guarantor substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (i) (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subject Transaction” has the meaning set forth in Section 6.07(g).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50.0% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Subsidiary Guarantor” means each Guarantor other than Parent Guarantor.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (and interest, fines, penalties and additions related thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, that, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” means a Term Loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Term Loan Commitment, if any, is set forth on Schedule 1.01(a) or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $50,000,000.

“Term Loan Commitment Period”:  the period from and including the Closing Date to but excluding the earlier of (a) October 30, 2011 and (b) the date of termination of the Term Loan Commitments.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, that at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earlier of (i) the third anniversary of the Closing Date and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means has the meaning set forth in Section 2.04(c).

“Terminated Lender” has the meaning set forth in Section 2.19.

“Transactions” means the Acquisition, the entry into this Agreement and the borrowing of Term Loans by the Borrower under this Agreement, the repayment of the Existing Indebtedness and the payment of fees and expenses incurred in connection with the foregoing.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Cash” means as of any date, unrestricted Cash and Cash Equivalents owned by Parent Guarantor that are not, and are not presently required under the terms of any agreement or other arrangement binding on Parent Guarantor on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of Parent Guarantor or (b) otherwise segregated from the general assets of Parent Guarantor, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of Parent Guarantor.

“U.S. Lender” has the meaning set forth in Section 2.17(c).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, with respect to any Person, any other Person all of the Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person directly and/or through other wholly-owned Subsidiaries of such Person.

“WVA Credit Agreement” means the Credit Agreement dated as of October 1, 2010 between WVA Manufacturing, LLC, a Delaware limited liability company, and Fifth Third Bank, an Ohio banking corporation.

Section 1.02 Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Parent Guarantor or the Borrower to Lenders pursuant to Section 5.01 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Parent Guarantor Historical Financial Statements and the Acquired Businesses Historical Financial Statements.

Section 1.03 Interpretation, Etc.  Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Article, Section, Schedule or Exhibit shall be to an Article, a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The terms lease and license shall include sub-lease and sub-license, as applicable.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Except as otherwise expressly provided herein or therein, any reference in this Agreement or any other Loan Document to any agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement or such Loan Document.  Any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

ARTICLE II.

TERM LOANS

Section 2.01 Term Loans.

(a) Loan Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make at any time during the Term Loan Commitment Period, a Term Loan to the Borrower in an amount equal to such Lender’s Term Loan Commitment. The Borrower may make only one borrowing under the Term Loan Commitment.  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Subject to Section 2.11, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date.  Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Credit Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) The Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than three Business Days in advance of the proposed Credit Date, or less if agreed to by the Administrative Agent.  Promptly upon receipt by the Administrative Agent of such Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Term Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Credit Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.02 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares.  All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make the Term Loan requested hereunder.

(b) Availability of Funds.  Unless the Administrative Agent shall have been notified by any Lender prior to the Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Term Loan requested on the Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on the Credit Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Credit Date until the date such amount is paid to the Administrative Agent, at the then-prevailing interbank rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the Credit Date until the date such amount is paid to the Administrative Agent, at the then-prevailing interbank rate.  Nothing in this Section 2.02(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Use of Proceeds.  The proceeds of the Term Loans shall be applied by the Borrower to fund the Transactions. No portion of the proceeds of the Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 2.04 Evidence of Debt; Register; Notes.

(a) Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Term Loans; provided, further, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register.  The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Term Loans of each Lender from time to time (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loans in accordance with the provisions of Section 9.06, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Term Loan.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.04, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Term Loan Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Credit Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 9.06) on the Credit Date (or, if such notice is delivered after the Credit Date, promptly after the Borrower’s receipt of such notice) a promissory note to evidence such Lender’s Term Loan (each such note, a “Term Loan Note” and collectively the “Term Loan Notes”).

Section 2.05 Interest on Loans.

(a) Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) In connection with Eurodollar Rate Loans there shall be no more than three Interest Periods outstanding at any time.  The Borrower shall specify the Interest Period of any Eurodollar Rate Loan in the Borrowing Notice or the applicable Notice of Interest Period Election.  In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the Borrowing Notice or the applicable Notice of Interest Period Election, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(c) Interest payable pursuant to Section 2.05(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan or the last Interest Payment Date with respect to such Term Loan shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan shall be excluded; provided, that if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(d) Except as otherwise set forth herein, interest on each Term Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of such Term Loan, including final maturity of such Term Loan.

Section 2.06 Interest Period Election.  (a)  Subject to Section 2.15, the Borrower may, upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, select the Interest Period applicable to all or any portion of any Eurodollar Rate Loan equal to $5,000,000 and integral multiples of $1,000,000.

(b) The Borrower shall deliver a Notice of Interest Period Election to the Administrative Agent no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Interest Period Election Date.  Except as otherwise provided herein, a Notice of Interest Period Election shall be irrevocable on and after the related Interest Rate Determination Date.

Section 2.07 Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), (c) (in the case of a failure to perform or comply with any term or condition contained in Section 6.07), (f), (g) or (i) and, at the request of the Required Lenders, any other Event of Default, the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate (the “Default Rate”) that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans and such interest will be payable on demand.  Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.08 Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (for the period from and including the Closing Date to the last day of the Term Loan Commitment Period) computed at 40% of the Applicable Margin for Eurodollar Rate Loans on the average daily amount of the available Term Loan Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on March 31, June 30, September 30 and December 31 during the Term Loan Commitment Period, commencing on the first such date to occur after the Closing Date.

(b) In addition to any of the foregoing fees, the Borrower agrees to pay to the Agents such other fees in the amounts and at the times separately agreed upon.

Section 2.09 Scheduled Payments.  The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment” in the aggregate amounts set forth below on the dates set forth below (each, an “Installment Date”) commencing June 30, 2012:

Amortization Date	Term Loan Installments
June 30, 2012	$5,555,555.00
September 30, 2012	$5,555,555.00
December 31, 2012	$5,555,555.00
March 31, 2013	$5,555,555.00
June 30, 2013	$5,555,555.00
September 30, 2013	$5,555,555.00
December 31, 2013	$5,555,555.00
March 31, 2014	$5,555,555.00
June 30, 2014	$5,555,560.00

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.10, 2.11 and 2.12, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

Section 2.10 Voluntary Prepayments.  (a)  Any time and from time to time the Borrower may prepay any Term Loans only on the last day of the applicable interest period without premium or penalty, unless the Borrower pays any related breakage costs, as specified in Section 2.15(b), in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) All such prepayments shall be made upon not less than three Business Days’ prior written notice given to the Administrative Agent by 12:00 p.m. (New York City time) on the date required (and the Administrative Agent shall promptly transmit such original notice for Term Loans by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

Section 2.11 Mandatory Prepayments.

(a) Borrower Asset Sales.  No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds in respect of any Borrower Asset Sale, the Borrower shall prepay the Term Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100.0% of such Net Cash Proceeds; provided, that, with respect to any Borrower Asset Sale so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the notice described below or at the proposed time of such investment of such Net Cash Proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries, to invest such Net Cash Proceeds within 120 days of receipt thereof in equivalent replacement assets of the general type used in the business of the Borrower and its Subsidiaries.

(b) Borrower Insurance/Condemnation Proceeds.  No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries, or the Administrative Agent as loss payee, of any Net Cash Proceeds of the type described in clause (b) of the definition thereof in excess of $500,000 in the case of all such Net Cash Proceeds after the Closing Date, the Borrower shall prepay the Term Loans as set forth in Section 2.12(b) in an aggregate amount equal to such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the delivery of the notice described below or at the proposed time of such investment of such Net Cash Proceeds, the Borrower shall have the option, upon written notice to the Administrative Agent, directly or through one or more of its Subsidiaries to invest such Net Cash Proceeds within 120 days of receipt thereof in equivalent replacement assets of the general type used in the business of Parent Guarantor and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

(c) Issuance or Incurrence of Debt by the Borrower or any of its Subsidiaries.  On the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from the issuance or incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01(a)(i), (a)(ii) or (a)(iii)), the Borrower shall prepay the Term Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100.0% of such Net Cash Proceeds.

(d) Restricted Payments to Parent Guarantor.  In the event that the Borrower shall make any Restricted Payment to Parent Guarantor, Parent Guarantor shall, on the date of such Restricted Payment, prepay the Term Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100% of the amount of such Restricted Payment.

(e) Borrower Equity Issuance.  No later than the first Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds from any Equity Issuance (excluding the Equity Contribution and the other equity contributions required by Section 5.11 or permitted pursuant to Section 6.06(b)(iv)), the Borrower shall prepay the Term Loans as set forth in Section 2.12(b) in an aggregate amount equal to 100.0% of such Net Cash Proceeds.

(f) Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.11(a) through 2.11(e), the Borrower shall deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.12 Application of Prepayments.

(a) Application of Voluntary Prepayments.  Any prepayment of any Term Loan pursuant to Section 2.10 shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal of the Term Loans.

(b) Application of Mandatory Prepayments.  Any amount required to be paid pursuant to Sections 2.11(a) through 2.11(e) shall be applied to prepay Term Loans in inverse order of maturity.

Section 2.13 General Provisions Regarding Payments.  (a)  All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders.  For purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Notice of Interest Period Election is withdrawn as to any Affected Lender, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f) The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.01(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 7.01, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 4.02 of the Guarantee and Security Agreement.

Section 2.14 Ratable Sharing.  Lenders hereby agree among themselves, that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.  The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it in accordance with the express terms of this Agreement.

Section 2.15 Making or Maintaining Eurodollar Rate Loans.

(a) Market Disruption Event.  If a Market Disruption Event occurs in relation to any Term Loan for any Interest Period, then the rate of interest on each Lender’s Pro Rata Share of such Term Loan for such Interest Period shall be the rate per annum which is the sum of:

(i) the rate per annum otherwise payable pursuant to Section 2.05(a); plus

(ii) the rate notified to the Administrative Agent by such Lender as soon as practicable and, in any event before interest is due to be paid in respect of such Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in the Term Loan from whatever source it may reasonably select.

The Administrative Agent shall promptly provide notice to the Borrower of the occurrence of a Market Disruption Event.  If a Market Disruption Event occurs and has continued for 10 Business Days, the Borrower may prepay all affected Term Loans.

(b) Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in the Borrowing Notice, or a continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Interest Period Election; (ii) if any prepayment or other principal payment of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Term Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(c) Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(d) Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

Section 2.16 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.17 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder  or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans, or participations therein or other obligations hereunder with respect to the Term Loans, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender provides such written statement; provided, that if such law, rule or regulation giving rise to such increased costs or reductions is retroactive, the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(c) For purposes of this Section 2.16, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or issued in connection therewith and (y) all rules, regulations, orders, requests, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date of this Agreement, regardless of the date enacted, adopted or issued.

Section 2.17 Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear.  All sums payable by or on behalf of any Loan Party hereunder and under other Loan Document shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding for or on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b) Withholding of Taxes.  If any Loan Party or any other Person is required by law to make any deduction or withholding for or on account of any such Tax from any sum paid or payable by any Loan Party to the Administrative Agent or any Lender under any of the Loan Documents: (i) the Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by such Loan Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, that, with respect to any Tax imposed, levied, collected, withheld or assessed by or pursuant to the laws of the United States of America or any political subdivision thereof or therein, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.19) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.

(c) Evidence of Exemption From U.S. Withholding Tax.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent for transmission to the Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.  Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to the Administrative Agent and the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.  The Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by in the first sentence of this Section 2.17(c) or (2) to notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, that if such Lender shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve the Borrower of its obligation to pay any additional amounts pursuant this Section 2.17 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(d) Without limiting the provisions of Section 2.17(b), the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law.  The Borrower shall deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(e) The Borrower and Parent Guarantor shall jointly and severally indemnify the Administrative Agent and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.17(b) and Other Taxes, in each case arising in connection with payments made under this Agreement or any other Loan Document (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party shall be conclusive absent manifest error.  Such payment shall be due within 30 days of such Loan Party’s receipt of such certificate.

Section 2.18 Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extension, including any Affected Loans, through another office of such Lender or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.  A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 2.19 Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.05, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.06 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (B) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.08; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15(b), 2.16 or 2.17; or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender.  Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.06.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.06.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.01 Closing Date.  The effectiveness of this Agreement is subject to the satisfaction, or waiver in accordance with Section 9.05, of the following conditions precedent:

(a) Term Loan Agreement.  The Administrative Agent shall have received this Agreement executed and delivered by each applicable Loan Party.

(b) Organizational Documents; Incumbency.  The Administrative Agent shall have received (1) copies of each Organizational Document of Parent Guarantor, Holdings and the Borrower, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (2) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (3) resolutions of the Board of Directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (4) a good standing certificate from the applicable Governmental Authority of Parent Guarantor’s, Holdings’ and the Borrower’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (5) such other documents as the Administrative Agent may reasonably request.

(c) Parent Guarantor Organizational and Capital Structure.  The organizational structure and capital structure of Parent Guarantor and its Subsidiaries is as set forth on Schedule 4.01.

(d) Coal Sales Agreement and other Material Contracts.  The Administrative Agent shall have received a correct and complete fully executed copy of the Coal Sales Agreement.  As of the Closing Date, the Coal Sales Agreement shall have been entered into on an arm’s length basis for a term of at least three years and a purchase price of at least $225 per ton of coal and shall be in full force and effect and no defaults shall exist thereunder.  The Administrative Agent shall have received correct and complete fully executed copies of each of the other Material Contracts in effect on the Closing Date.  As of the Closing Date, the other Material Contracts shall be in full force and effect and no defaults shall exist thereunder.

(e) Governmental Authorizations and Consents of the Loan Parties.  Each Loan Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents, and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent.  All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(f) Report of Technical Consultants.  The Administrative Agent shall have received (i) a technical review report prepared by Weir International, Inc. and (ii) an environmental due diligence report prepared by Apex Companies, LLC, in each case, dated as of a recent date, addressed to, or permitted to be relied upon by, the Administrative Agent on behalf of the Lenders, and in form, scope and substance satisfactory to the Administrative Agent, regarding environmental and technical matters relating to the site visit and technical due diligence of the Acquired Businesses.

(g) Financial Statements; Projections.  The Administrative Agent shall have received (i) the Parent Guarantor Historical Financial Statements and the Acquired Businesses Historical Financial Statements and (ii) the Projections.

(h) Opinions of Counsel to the Loan Parties.  The Administrative Agent shall have received originally executed copies of the favorable written opinions of Arent Fox LLP, counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent (and each Loan Party hereby instructs such counsel to deliver such opinions to the Agents and the Lenders).

(i) Parent Guarantor Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Parent Guarantor in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date, demonstrating that each of Parent Guarantor, Holdings and the Borrower is Solvent.

(j) Parent Guarantor Closing Date Certificate.  Parent Guarantor shall have delivered to the Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto, and which confirms compliance with the conditions precedent set forth in Sections 3.01(d), (e), (k), (n) and (o).

(k) No Litigation.  There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that singly or in the aggregate, materially impairs the Transactions, the financing thereof or any of the other transactions contemplated by the Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(l) Bank Regulatory Information.  At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(m) Lien Searches.  The Collateral Agent shall have received the results of recent lien searches in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in the Collateral of the Loan Parties, and such searches shall reveal no liens on any of the Collateral of a Loan Party, except for Liens permitted by Section 6.02 or liens to be discharged on or prior to the Credit Date.

(n) Representations and Warranties.  As of the Closing Date, the representations and warranties contained herein shall be true and correct in all material respects to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects.

(o) No Default.  As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute a Default or an Event of Default.

(p) Pro Forma Structure Diagram.  The Lenders shall have received a structure diagram prepared by the Borrower describing the Loan Parties and the Acquisition, in a form reasonably satisfactory to the Administrative Agent.

(q) Fees.  Parent Guarantor shall, or shall cause the Borrower to have paid: (i) to the Agents the fees referred to in Section 2.08 payable on the Closing Date and (ii) all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced on or prior to the Closing Date.

Section 3.02 Credit Date.  The obligation of each Lender to make the Term Loans on the Credit Date is subject to the satisfaction, or waiver in accordance with Section 9.05, of the following conditions precedent:

(a) Credit Date Documents.  The Administrative Agent shall have received (i) each of the Security Documents and (ii) the Borrowing Notice, in each case, executed and delivered by each applicable Loan Party.

(b) Representations and Warranties.  As of the Credit Date, the representations and warranties contained herein shall be true and correct in all material respects to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects.

(c) No Default.  As of the Credit Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute a Default or an Event of Default.

(d) Equity Contribution.  The Administrative Agent shall have received evidence on or before the Credit Date, that Parent Guarantor shall have made an equity contribution to the Borrower in an aggregate amount of not less than $4,000,000 (the “Equity Contribution”) and that Alden and/or Gatliff shall have received the proceeds of the Equity Contribution.

(e) Consummation of the Transactions.  The Acquisition shall have been consummated or shall be consummated concurrently with the Credit Extension hereunder in accordance with the Acquisition Agreements and all conditions to the Acquisition set forth in the Acquisition Agreements shall have been satisfied or duly waived; provided, that no amendment, modification, consent or waiver of or to or in respect of any term thereof or any condition to the Borrower’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification, consent or waiver that is not materially adverse to any of the interests of the Lenders) has been made or granted.

(f) Existing Indebtedness of the Loan Parties.  On the Closing Date, the Borrower and/or the Borrower’s Subsidiaries shall have (1) repaid in full all Existing Indebtedness, (2) terminated any commitments to lend or make other extensions of credit thereunder, (3) delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness being repaid and (4) made arrangements satisfactory to the Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.

(g) Personal Property Collateral.  In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, each Loan Party (including, for the avoidance of doubt, Alden and Gatliff) shall have delivered to the Collateral Agent:

(i) evidence satisfactory to the Collateral Agent of the compliance by each Loan Party of their obligations under the Guarantee and Security Agreement and the other Security Documents;

(ii) a favorable written opinion of Arent Fox LLP, counsel to the Loan Parties with respect to the creation and perfection of the security interests in favor of the Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Loan Party or any personal property Collateral is located as the Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to the Collateral Agent; and

(iii) evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Collateral Agent.

(h) Loan Party Organizational Documents; Bring downs.  The Administrative Agent shall have received:

(i) (1) copies of each Organizational Document of Alden and Gatliff, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Credit Date or a recent date prior thereto; (2) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (3) resolutions of the Board of Directors or similar governing body of such Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Credit Date, certified as of the Credit Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (4) a good standing certificate from the applicable Governmental Authority of such Person’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Credit Date; and

(ii) such documents and certifications or bring downs of any documents previously delivered pursuant to Section 3.01(b) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation, organization or formation.

(i) Parent Guarantor Credit Date Certificate.  Parent Guarantor, on behalf of the Loan Parties, shall have delivered to the Administrative Agent an originally executed Officer’s Certificate, together with all attachments thereto, and which confirms compliance with the conditions precedent set forth in Sections 3.02(b), (c), (d), (e), (f) and (k).

(j) Parent Guarantor Solvency Certificate.  The Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Parent Guarantor in form and substance satisfactory to the Administrative Agent, dated as of the Credit Date, demonstrating that after giving effect to the consummation of the Transactions and any rights of contribution, each of the Loan Parties is Solvent and the Loan Parties, taken as a whole, are Solvent.

(k) Closing Conditions.  All of the conditions set forth in Section 3.01 shall have been previously satisfied or waived by the Lenders and shall remain satisfied in full.

Any Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of the Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or the Required Lenders such request is warranted under the circumstances.

Any Notice shall be executed by an Authorized Officer in a writing delivered to the Administrative Agent.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Credit Extension to be made thereby, each Loan Party represents and warrants to each Lender, on the Closing Date and on the Credit Date that the following statements are true and correct:

Section 4.01 Organization; Requisite Power and Authority; Qualification of the Loan Parties.  Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified on Schedule 4.01, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby and (c) is qualified to do business and in good standing in every jurisdiction where any material portion of its assets are located and wherever necessary to carry out its material business and operations.

Section 4.02 Equity Interests and Ownership of the Borrower and its Subsidiaries.  The Equity Interests of each of the Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.02, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of the Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of the Borrower or any of its Subsidiaries.  Schedule 4.02 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.

Section 4.03 Due Authorization by the Loan Parties.  The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

Section 4.04 No Conflict by the Loan Parties.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to any Loan Party, (ii) any of the Organizational Documents of any Loan Party or (iii) any order, judgment or decree of any court or other agency of government binding on any Loan Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Loan Party, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

Section 4.05 Governmental Consents of the Loan Parties.  The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date.

Section 4.06 Binding Obligation of the Loan Parties.  Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 4.07 Historical Financial Statements.  The Parent Guarantor Historical Financial Statements and the Acquired Businesses Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  Neither any Loan Party nor any of its Subsidiaries has any contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Parent Guarantor Historical Financial Statements, the Acquired Businesses Historical Financial Statements or the notes thereto, as applicable, and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party and its Subsidiaries taken as a whole.

Section 4.08 Projections.  On and as of the Closing Date, the projections of Parent Guarantor and its Subsidiaries and the Borrower and its Subsidiaries for the period of Fiscal Year 2012 through and including Fiscal Year 2016 (the “Projections”) are based on good faith estimates and assumptions made by the management of Parent Guarantor and the Borrower, as applicable; provided, that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided, further, as of the Closing Date, management of the Loan Parties believed that the Projections were reasonable and attainable and are, with respect to the first year of such five year period, substantially consistent with the budget of Parent Guarantor and its Subsidiaries and the Borrower and its Subsidiaries, as applicable, approved by their respective board of directors (or similar governing body) for such year.

Section 4.09 No Material Adverse Change.  Since June 30, 2010, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.10 Adverse Proceedings, Etc. of the Loan Parties and Parent Guarantor Material Subsidiaries.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  No Loan Party or Parent Guarantor Material Subsidiary (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Payment of Taxes by the Loan Parties and Parent Guarantor Material Subsidiaries.  Except as otherwise permitted under Section 5.03, all Tax returns and reports of each Loan Party and each Parent Guarantor Material Subsidiary required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all assessments, fees, Taxes and other governmental charges upon each Loan Party and each Parent Guarantor Material Subsidiary, and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  There is no proposed Tax assessment against any Loan Party or any Parent Guarantor Material Subsidiary which is not being actively contested by such Loan Party or such Parent Guarantor Material Subsidiary, as applicable, in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.12 Properties.

(a) Title of the Loan Parties and Parent Guarantor Material Subsidiaries.

(i) Each Loan Party has (w) good, sufficient and legal title to (in the case of fee interests in real property), (x) valid leasehold interests in (in the case of leasehold interests in real or personal property), (y) valid licensed rights in (in the case of licensed interests in intellectual property) and (z) good title to (in the case of all other personal property), all of its properties and assets.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, and as of the date hereof there are no Liens on the Collateral in connection with any judgment.

(ii) Each Parent Guarantor Material Subsidiary has (w) good, sufficient and legal title to (in the case of fee interests in real property), (x) valid leasehold interests in (in the case of leasehold interests in real or personal property), (y) valid licensed rights in (in the case of licensed interests in intellectual property) and (z) good title to (in the case of all other personal property), all of its properties and assets, except as could not reasonably be expected to have a Material Adverse Effect.

(b) Real Estate of the Loan Parties and Parent Guarantor Material Subsidiaries.  As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of all Real Estate Assets.

Section 4.13 Environmental Matters of the Loan Parties and Parent Guarantor Material Subsidiaries.  Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Loan Party and each Parent Guarantor Material Subsidiary is in compliance with all applicable Environmental Laws, and any past noncompliance has been fully resolved without any pending, on-going or future obligation or cost; (b) each Loan Party and each Parent Guarantor Material Subsidiary has obtained and maintained in full force and effect all Governmental Authorizations required pursuant to Environmental Laws for the operation of its business; (c) there are and, to each Loan Party’s and each Parent Guarantor Material Subsidiary’s knowledge, are, and have been, no conditions, occurrences, violations of Environmental Law, or presence or Releases of Hazardous Materials which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any Parent Guarantor Material Subsidiary, as applicable, or related to any Real Estate Assets; (d) there are no pending Environmental Claims against any Loan Party or any Parent Guarantor Material Subsidiary, and no Loan Party or Parent Guarantor Material Subsidiary has received any written notification of any alleged violation of, or liability pursuant to, Environmental Law or responsibility for the Release or threatened Release of, or exposure to, any Hazardous Materials; and (e) no Lien imposed pursuant to any Environmental Law has attached to any Collateral and, to the knowledge of any Loan Party or any Parent Guarantor Material Subsidiary no conditions exist that would reasonably be expected to result in the imposition of such a Lien on any Collateral.

Section 4.14 No Defaults of the Loan Parties or Parent Guarantor Material Subsidiaries.  No Loan Party or Parent Guarantor Material Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 4.15 Material Contracts of the Loan Parties.  Except as has been previously disclosed in writing to the Administrative Agent, none of the Material Contracts have been amended, modified or terminated in any material respect and all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

Section 4.16 Governmental Regulation of the Loan Parties and Parent Guarantor Material Subsidiaries.  No Loan Party or Parent Guarantor Material Subsidiary is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.17 Margin Stock.

(a) No Loan Party owns any Margin Stock, except as set forth in Schedule 4.17.

(b) No part of the proceeds of the Term Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Section 4.18 Employee Matters of the Loan Parties and Parent Guarantor Material Subsidiaries.  No Loan Party or Parent Guarantor Material Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against such Loan Party or such Parent Guarantor Material Subsidiary, as applicable, or to the knowledge of such Loan Party or such Parent Guarantor Material Subsidiary, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Loan Party or any Parent Guarantor Material Subsidiary or to the knowledge of such Loan Party or such Parent Guarantor Material Subsidiary, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of a Loan Party or such Parent Guarantor Material Subsidiary, as applicable, threatened involving such Loan Party or Parent Guarantor Material Subsidiary and (c) to the knowledge of such Loan Party or such Parent Guarantor Material Subsidiary, as applicable, no union representation question existing with respect to the employees of any Loan Party or Parent Guarantor Material Subsidiary, as applicable and, to the knowledge of such Loan Party or such Parent Guarantor Material Subsidiary, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 4.19 Employee Benefit Plans of the Loan Parties and Parent Guarantor Material Subsidiaries.  Each Loan Party and each Parent Guarantor Material Subsidiary and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except as could not reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status.  Except as could not reasonably be expected to have a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (other than in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by any Loan Party or any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates with respect to any Employee Benefit Plan.  No ERISA Event has occurred or is reasonably expected to occur.  Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates.  The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Loan Party or any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan) did not exceed the aggregate current fair market value of the assets of such Pension Plan.  As of the most recent valuation date for each Multiemployer Plan, the potential liability of any Loan Party or any Parent Guarantor Material Subsidiary and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.  Each Loan Party and each Parent Guarantor Material Subsidiary, and each of their respective ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.20 Solvency of the Loan Parties.  Each Loan Party is and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, shall be, Solvent.

Section 4.21 Compliance with Statutes, Etc. by the Loan Parties.  Each Loan Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its assets and property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of such Loan Party), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.22 Disclosure by the Loan Parties.  No representation or warranty of any Loan Party contained in any Loan Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of any Loan Party for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to such Loan Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known to the Loan Parties (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

Section 4.23 PATRIOT Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.24 Intellectual Property of the Loan Parties.  Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties owns, or is licensed to use, all Intellectual Property necessary for or used in the conduct of its business as currently conducted, (ii) no claim has been asserted and is pending by any Person challenging or questioning the ownership, registration or use of any Intellectual Property of the Loan Parties or the validity or effectiveness of any Intellectual Property of the Loan Parties, nor does any Loan Party know of any valid basis for any such claim and (iii) the use of Intellectual Property by each of the Loan Parties does not infringe on the rights of any Person in any material respect.

ARTICLE V.

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as the Term Loan Commitment is in effect and until payment in full of all Obligations:

Section 5.01 Financial Statements and Other Reports.  Each Loan Party shall and shall cause each Parent Guarantor Material Subsidiary, as applicable, to deliver to the Administrative Agent (which shall furnish to each Lender):

(a) Quarterly Financial Statements.

(i) Parent Guarantor.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the unaudited consolidated balance sheets of Parent Guarantor and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Parent Guarantor and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, together with a Financial Officer Certification and a Parent Guarantor Narrative Report with respect thereto; and

(ii) Borrower.  As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first Fiscal Quarter for which such corresponding figures are available, together with (x) a Financial Officer Certification and (y) the Borrower Quarterly Operating Report;

(b) Annual Financial Statements.

(i) Parent Guarantor.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (x) the consolidated balance sheets of Parent Guarantor and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Parent Guarantor and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, in reasonable detail, together with a Financial Officer Certification and a Parent Guarantor Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national standing selected by Parent Guarantor, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Parent Guarantor and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); and

(ii) Borrower.  As soon as available, and in any event within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, commencing with the first Fiscal Year for which such corresponding figures are available, in reasonable detail, together with a Financial Officer Certification and a Borrower Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national standing selected by the Borrower, and reasonably satisfactory to the Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(c) Compliance Certificate and Quarterly Investment Certificate.  (i) Together with each delivery of financial statements of Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, pursuant to Section 5.01(a), a duly executed and completed Quarterly Investment Certificate and a duly executed and completed Compliance Certificate,  and (ii) together with each delivery of financial statements of Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, pursuant to Section 5.01(b), a duly executed and completed Compliance Certificate;

(d) Environmental Report.  As soon as available, and in any event within 45 days after the end of each Fiscal Year, a report confirming compliance with (i) Environmental Laws and (ii) Section 5.12 hereof with respect to environmental, health and safety matters; provided, that (x) with respect to the first Fiscal Year following the Closing Date, such report shall be prepared by Apex Companies, LLC or any independent third party environmental consultant reasonably acceptable to the Administrative Agent and (y) thereafter, such report shall be prepared by GSM;

(e) Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Parent Guarantor Historical Financial Statements or the Acquired Businesses Historical Financial Statements, the consolidated financial statements of Parent Guarantor and its Subsidiaries or the Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or 5.01(b) shall differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Administrative Agent;

(f) Notice of Defaults and Material Events of Parent Guarantor or its Subsidiaries.  Promptly upon any officer of any Loan Party obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any Loan Party with respect thereto; (ii) that any Person has given any notice to any Loan Party or taken any other action with respect to any event or condition set forth in Section 7.01(b); or (iii) of the occurrence of any material event or change with respect to Parent Guarantor or any of its Subsidiaries (including any event or change with respect to Parent Guarantor or any of its Subsidiaries that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect), a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Parent Guarantor (or such Subsidiary) has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation of the Loan Parties or Parent Guarantor Material Subsidiaries.  Promptly upon any officer of any Loan Party or Parent Guarantor Material Subsidiary obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, or the exercise of rights or performance of obligations under any Loan Document written notice thereof together with such other information as may be reasonably available to Parent Guarantor or the Borrower to enable the Lenders and their counsel to evaluate such matters;

(h) ERISA.  (i) Promptly upon the occurrence of or upon any officer of any Loan Party becoming aware of the forthcoming occurrence of (A) any ERISA Event, (B) the adoption of any new Pension Plan by any Loan Party, any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates, (C) the adoption of an amendment to a Pension Plan if such amendment results in a material increase in benefits or unfunded liabilities or (D) the commencement of contributions by any Loan Party, any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates to a Multiemployer Plan or Pension Plan, a written notice specifying the nature thereof, what action such Loan Party, such Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party, any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by any Loan Party, any Parent Guarantor Material Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request;

(i) Operating Budgets/ Annual Projections.  As soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year:

(i) with respect to the Borrower and its Subsidiaries, (1) a consolidated operating plan and financial forecast for such Fiscal Year approved by the board of directors (or similar governing body) of the Borrower (a “Borrower Operating Budget”), including production, prices, revenues, costs, capital expenditures, permits and other relevant information for such Fiscal Year on a monthly or quarterly basis; provided, that any significant revision to the Borrower Operating Budget shall be promptly provided to the Administrative Agent and in any event no later than 30 days after such revision is made, and (2) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows for the next five years following such Fiscal Year, including the production, prices, revenues, costs, capital expenditures, permits and other relevant information for such Fiscal Year and an explanation of the assumptions on which such forecasts are based; provided, that such forecasts delivered with respect to the first year of such five year period shall be substantially consistent with the Borrower Operating Budget; and

(ii) with respect to the Parent Guarantor and its Subsidiaries, a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows for the next five years following such Fiscal Year, including production, prices, revenues, costs, capital expenditures, pro-forma financial covenant calculations, permits and other relevant information for such Fiscal Year and an explanation of the assumptions on which such forecasts are based; provided, that such forecasts delivered with respect to the first year of such five year period shall be substantially consistent with the Parent Guarantor operating budget approved by the Board of Directors (or similar governing body) of the Parent Guarantor;

(j) Information Regarding Collateral.

(i) the Borrower shall furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s identity or corporate structure, (C) in any Loan Party’s jurisdiction of organization or (D) in any Loan Party’s Federal Taxpayer Identification Number or state organizational identification number.  Each Loan Party agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Documents; and

(ii) Each Loan Party also agrees promptly to notify (or to have the Borrower notify on its behalf) the Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(k) Management Letters Received by the Loan Parties.  Promptly after the receipt thereof by any Loan Party, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(l) Certification of Public Information.  Parent Guarantor and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Parent Guarantor, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Parent Guarantor has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  Parent Guarantor agrees to clearly designate all Information provided to the Administrative Agent by or on behalf of Parent Guarantor which is suitable to make available to Public Lenders.  If Parent Guarantor has not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Parent Guarantor, its Subsidiaries and their securities;

(m) Defaults Under Material Contracts by the Loan Parties.  Promptly upon any officer of any Loan Party obtaining knowledge of any condition or event that constitutes a default or an event of default under any Material Contract or that notice has been given to any Loan Party with respect thereto, a certificate of an Authorized Officer of such Loan Party specifying the nature and period of existence of such condition or event and the nature of such claimed default or event of default, and what action such Loan Party or the Borrower has taken, is taking and proposes to take with respect thereto;

(n) Other Information of the Loan Parties or Parent Guarantor Material Subsidiaries.  Such other information and data with respect to any Loan Party or any Parent Guarantor Material Subsidiary as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.02 Existence of the Loan Parties; Maintenance of Coal Sales Agreement.  (a) Each Loan Party shall, except as otherwise permitted under Section 6.08, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, that no Loan Party (other than the Borrower with respect to existence) shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

(b)           Without limiting the foregoing, each Loan Party shall perform and observe all material terms and provisions of the Coal Sales Agreement, to be performed or observed by it, and maintain in full force and effect or renew, in a timely manner, the Coal Sales Agreement on an arm’s length basis.

Section 5.03 Payment of Taxes and Claims by the Loan Parties and Parent Guarantor Material Subsidiaries.  Each Loan Party shall and shall cause each Parent Guarantor Material Subsidiary to pay all material  Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.  No Loan Party or Parent Guarantor Material Subsidiary shall file or consent to the filing of any consolidated income tax return with any Person (other than Parent Guarantor).

Section 5.04 Maintenance of Properties by the Loan Parties and Parent Guarantor Material Subsidiaries.  Each Loan Party shall and shall cause each Parent Guarantor Material Subsidiary to maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties used or useful in the business of the Loan Parties and Parent Guarantor Material Subsidiaries and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, except as could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance of the Loan Parties and Parent Guarantor Material Subsidiaries.  Each Loan Party shall and shall cause each Parent Guarantor Material Subsidiary to maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and Parent Guarantor Material Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons. Each Borrower’s and its Subsidiaries’ insurance policy shall (i) name the Secured Parties, as additional insureds thereunder as their interests may appear and (ii) provide that the insurer affording coverage (with respect to property and liability insurance) will provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy. In addition, the Borrower shall cause the Insurance Advisor to deliver the Insurance Certificate no later than 30 days after the end of each Fiscal Year of the Borrower.

Section 5.06 Books and Records and Inspections of the Loan Parties and Parent Guarantor Material Subsidiaries.  Each Loan Party shall and shall cause each Parent Guarantor Material Subsidiary to maintain proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Each Loan Party shall, and Parent Guarantor shall cause each Parent Guarantor Material Subsidiary to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Loan Party and any Parent Guarantor Material Subsidiary to inspect, copy and take extracts from its and their financial and accounting records and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

Section 5.07 Royalty Interests Purchase Agreement.  Each Loan Party shall comply, and cause all other Persons, if any, to comply, with the obligations and requirements of Section 5.4 of the Royalty Interests Purchase Agreement.

Section 5.08 Compliance with Contractual Obligations and Laws by the Loan Parties and Parent Guarantor Material Subsidiaries.  Each Loan Party shall and shall cause each Parent Guarantor Material Subsidiary to comply with the requirements of all Contractual Obligations and all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Environmental Compliance by the Loan Parties and Parent Guarantor Material Subsidiaries.  Each Loan Party shall and shall cause each Parent Guarantor Material Subsidiary to use and operate each Facility in compliance with all Environmental Laws, keep all necessary Governmental Authorizations required pursuant to any Environmental Laws, and handle all Hazardous Materials in compliance with all Environmental Laws, in each case except where the failure to comply with the terms of this clause could not reasonably be expected to have a Material Adverse Effect.

Section 5.10 Further Assurances.  Each Loan Party shall at any time or from time to time upon the request of the Administrative Agent, at the expense of the Loan Parties, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Loan Documents or to more fully perfect or renew the rights of the Administrative Agent, the Collateral Agent or the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral).  In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral and all of the outstanding Equity Interests of the Borrower and its Subsidiaries including taking all actions necessary to assist and cooperate with the Administrative Agent in the preparation and completion of a collateral audit by the Administrative Agent; provided, that the Borrower shall not be required to pay for more than one collateral audit per year in the absence of any Event of Default.  Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which required any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may be required to obtain from any Loan Party for such consent, approval, recording, qualification or authorization.

Section 5.11 Required Annual Capital Expenditures.  To the extent the Borrower is unable to finance the capital expenditures of its Subsidiaries, and they do not have adequate liquidity to fund the capital expenditures without additional financing, as set forth in the Projections, Parent Guarantor shall finance such capital expenditures by way of cash equity contributions on the applicable date and in the amounts set forth in the Projections.

Section 5.12 Operation of the Business.  The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain and keep, or cause to be maintained and kept, each of the mines located on its properties in good repair, working order and condition (other than ordinary wear and tear), and (ii) carry out its business in connection therewith in a manner consistent in all material respects with all applicable permits, this Agreement, the provisions of the Material Contracts and Prudent Industry Practice.

Section 5.13 Post-Closing Obligations.  The Borrower shall, as promptly as practicable and in any event within (x) ten days after the Closing Date (or such later day as the Administrative Agent agrees in its sole discretion), deliver to the Administrative Agent the Insurance Advisor’s report, which shall be dated as of a recent date and in form, scope and substance reasonably satisfactory to the Administrative Agent setting forth the insurance of the Borrower and its Subsidiaries so obtained and stating that (i) such insurance materially complies with the insurance requirements set forth in Section 5.05 and (ii) in the Insurance Advisor’s opinion, the types and amounts of insurance required by Section 5.05 of this Agreement meet Prudent Industry Practices, and (y) thirty days after the Closing Date (or such later day as the Administrative Agent agrees in its sole discretion), deliver to the Administrative Agent evidence that insurance coverage for gradual pollution exposures is in effect so long as such insurance coverage is reasonably available in the commercial insurance market and typically maintained by similarly situated companies in the same industry.

ARTICLE VI.

NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full of all Obligations:

Section 6.01 Indebtedness.

(a) The Borrower shall not, and shall cause its Subsidiaries not to, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) the Obligations;

(ii) Indebtedness arising under any performance or surety bond entered into in the ordinary course of business; and

(iii) Capital Leases of Alden (and solely with respect to new equipment, Gatliff) in an aggregate principal amount not to exceed at any time $15,000,000.

(b) Each of Parent Guarantor and Holdings (and solely with respect to clauses (iii) and (iv) below, the Subsidiaries of Parent Guarantor and Holdings) shall not create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) the Obligations;

(ii) unsecured Indebtedness; provided, that (x) the principal of which by its terms is not required to be repaid, in whole or in part, prior to one year after the Term Loan Maturity Date and (y) both immediately prior and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result therefrom;

(iii) Capital Leases in an aggregate principal amount not to exceed at any time $30,000,000 (which amount shall be inclusive of the aggregate principal amount of Capital Leases permitted pursuant to Section 6.01(a)(iii));

(iv) Parent Guarantor Subsidiary Acquired Indebtedness the principal amount of which shall not exceed the aggregate consideration paid in connection with the relevant Parent Guarantor Permitted Acquisition or, if lesser and as applicable, the aggregate project costs to be paid in connection with such Parent Guarantor Permitted Acquisition;

(v) guaranties by Parent Guarantor of Indebtedness incurred in connection with the Royalty Interest Purchase Agreement and the WVA Credit Agreement and any refinancing of the WVA Credit Agreement; and

(vi) guaranties by Parent Guarantor of Indebtedness permitted under clause (a) of the definition of Parent Guarantor Subsidiary Acquired Indebtedness.

For the avoidance of doubt, the Subsidiaries of Parent Guarantor (excluding Holdings, the Borrower and its Subsidiaries) shall not be restricted from incurring Indebtedness under this Section 6.01, except any Indebtedness incurred by such Subsidiaries in connection with capital leases or Permitted Acquisitions shall be limited as provided under clauses (iii) and (iv) of Section 6.01(b).

Section 6.02 Liens.  Such Loan Party shall not, and shall cause their respective Subsidiaries not to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent Guarantor or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(i) Liens in favor of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Loan Document;

(ii) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as adequate reserves or other appropriate provisions as shall be required in conformity with GAAP shall have been made therefor;

(iii) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iv) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(v) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Loan Party or any Parent Guarantor Material Subsidiary and that, in the aggregate, do not materially detract from the value of the property subject thereto;

(vi) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and covering only the assets so leased;

(vii) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(viii) Liens of the Subsidiaries of Parent Guarantor described in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided, that any such Lien does not extend to any additional property;

(ix) Liens of Parent Guarantor and its Subsidiaries on assets other than the Collateral securing Capital Leases permitted by Sections 6.01(a)(iii) and 6.01(b)(iii);

(x) Liens on assets of Globe Metales, S.A. securing Indebtedness in an aggregate principal amount not to exceed at any time $30,000,000;

(xi) Liens on assets of Ningxia Yonvey Coal Industrial Co., Ltd. securing Indebtedness in an aggregate principal amount not to exceed at any time $10,000,000;

(xii) Liens of the Subsidiaries of Parent Guarantor (excluding Holdings, the Borrower and its Subsidiaries) securing Parent Guarantor Subsidiary Acquired Indebtedness incurred in connection with any Parent Guarantor Permitted Acquisition; provided that such Liens do not at any time encumber any property other than the property or Equity Interests so acquired;

(xiii) Liens on receivables held by Parent Guarantor or any of its Subsidiaries that are sold in a non-recourse factoring or similar transaction;

(xiv) Liens permitted under (x) clause (e) of the definition of “Permitted Encumbrances” as set forth in the GMI Credit Agreement, subject to the limitation set forth in Article VII (k) hereof, and (y) Sections 6.02(f) and (i) of the GMI Credit Agreement collectively securing Indebtedness in an aggregate principal amount not to exceed at any time $50,000,000;

(xv) Liens on cash collateral securing Investments permitted pursuant to Section 6.06(b)(vi); and

(xvi) Liens securing intercompany loans permitted pursuant to Section 6.06(b)(vii) to the extent such Liens are made in favor of Parent Guarantor.

Section 6.03 No Further Negative Pledges of the Loan Parties.  Except with respect to (a) this Agreement and the other Loan Documents, (b) specific assets or property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, and (c) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided, that such restrictions are limited to the assets or property secured by such Liens or the assets or property subject to such leases, licenses or similar agreements, as the case may be), no Loan Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Section 6.04 Restricted Payments to Equityholders of Parent Guarantor.  Parent Guarantor shall not directly or indirectly through any manner or means nor shall it permit any of its Subsidiaries or Affiliates directly or indirectly through any manner or means, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment to any equityholder of Parent Guarantor unless: (a) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and (b) after giving effect to such Restricted Payment, Parent Guarantor shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.07(g)).  For the avoidance of doubt, the Borrower and its Subsidiaries shall be permitted to make Restricted Payments to Parent Guarantor; provided, that (i) the Net Cash Proceeds thereof shall be applied as required by Section 2.11(d) and (ii) any Subsidiary of Parent Guarantor may declare and pay dividends and make other distributions ratably to Parent Guarantor or any other Subsidiary of Parent Guarantor.

Section 6.05 No Restrictions on Loan Party and Parent Guarantor Material Subsidiary Distributions.  Except as provided herein, such Loan Party shall not, and shall cause its respective Subsidiaries not to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction of any kind on the ability of any Loan Party, WVA Manufacturing, LLC or any Parent Guarantor Material Subsidiary to pay dividends or make any other distributions on any of such Loan Party’s, WVA Manufacturing, LLC’s or Parent Guarantor Material Subsidiary’s Equity Interests owned by Parent Guarantor or any other Subsidiary of Parent Guarantor other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (iii) restrictions in effect on the date hereof and described in Schedule 6.05.

Section 6.06 Investments and Acquisitions.

(a) The Borrower shall not, and shall cause its Subsidiaries not to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i) Investments in Cash and Cash Equivalents;

(ii) Investments described in Schedule 6.06;

(iii) Investments consisting of Hedge Agreements; provided, that the Borrower and its Subsidiaries shall not enter into Hedge Agreements that result in more than 75% of the aggregate outstanding Loans under this Agreement being effectively subject to a fixed or capped interest rate; and

(iv) other Investments during the term of this Agreement in an aggregate amount not to exceed budgeted Investments set forth in the Projections.

(b) Parent Guarantor and Holdings shall not, and shall cause their respective Subsidiaries (excluding the Borrower and its Subsidiaries) not to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i) Investments in Cash and Cash Equivalents;

(ii) loans and advances to employees of Parent Guarantor and its Subsidiaries made in the ordinary course of business consistent with past practices, in each case for travel and entertainment expenses, relocation costs and similar purposes in an individual amount for any employee not to exceed $50,000 and in an aggregate principal amount not to exceed $150,000 at any one time outstanding;

(iii) Parent Guarantor Permitted Acquisitions;

(iv) the Equity Contribution and other cash equity contributions to the Borrower and its Subsidiaries pursuant to the Projections;

(v) Investments described in Schedule 6.06;

(vi) Investments consisting of Interest Rate Agreements, Currency Agreements and Power Hedging Agreements; provided, that such Interest Rate Agreements, Currency Agreements and Power Hedging Agreements are entered into with an Acceptable Hedging Counterparty; and

(vii) Investments made by Parent Guarantor, either directly or indirectly through its Subsidiaries (excluding the Borrower, Alden or Gatliff), in any of its Subsidiaries.

Section 6.07 Financial Covenants.  Parent Guarantor shall not:

(a) Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2011, to be less than 1.10:1.00.

(b) Leverage Ratio.  Permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2011, to exceed 3.00:1.00.

(c) Consolidated Current Ratio.  Permit the Consolidated Current Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2011, to be less than 1.10:1.00.

(d) Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2011, to be less than $350,000,000.

(e) Minimum Cash Balance.  Permit Unrestricted Cash of Parent Guarantor (on an unconsolidated basis) as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2011, to be less than $25,000,000.

(f) Consolidated Gearing Ratio.  Permit the Consolidated Gearing Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2011, to exceed 0.75:1.00.

(g) Certain Calculations.  With respect to any period during which a Parent Guarantor Permitted Acquisition or Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.07, Consolidated EBITDA and the components of Consolidated Cash Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Parent Guarantor) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Parent Guarantor and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Term Loans incurred during such period).

Section 6.08 Fundamental Changes; Disposition of Assets.

(a) The Borrower shall not, and shall cause its Subsidiaries not to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(i) Borrower Asset Sales; provided, that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (y) no less than 100% thereof shall be paid in Cash and (z) the Net Cash Proceeds thereof shall be applied as required by Section 2.11(a);

(ii) disposals of obsolete, worn out or surplus property; provided, that the Net Cash Proceeds thereof shall be applied as required by Section 2.11(a);

(iii) Investments made in accordance with Section 6.06; and

(iv) sales, leases or licenses out of Inventory in the ordinary course of business.

(b) Parent Guarantor shall not, and shall cause its Subsidiaries (excluding the Borrower and its Subsidiaries, which shall be subject to Section 6.08(a)) not to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(i) any Subsidiary of Parent Guarantor may be merged with or into any other Subsidiary of Parent Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, assets or property may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Parent Guarantor or any other Subsidiary of Parent Guarantor; provided, that in the case of such a merger, such merger shall not reasonably be expected to have a Material Adverse Effect;

(ii) any Subsidiary of Parent Guarantor may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Parent Guarantor or any Subsidiary of the Parent Guarantor;

(iii) Parent Guarantor Asset Sales in an aggregate principal amount not to exceed $25,000,000; provided, that (x) immediately prior to, and after giving effect thereto, Parent Guarantor shall be in compliance with the financial covenants set forth in Section 6.07 on a pro forma basis as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.07(g)) and (y) such Parent Guarantor Asset Sale could not reasonably be expected to have a Material Adverse Effect;

(iv) disposals of obsolete, worn out or surplus property;

(v) Investments made in accordance with Section 6.06;

(vi) Parent Guarantor may dispose of up to 10% of the economic and/or voting interest in the Equity Interests of Holdings to a Holdings Transferee, so long as simultaneously with such disposition, the Holdings Transferee shall grant a security interest in the economic and/or voting interest in the Equity Interests of Holdings acquired thereby to the Collateral Agent and enter into all documentation reasonably acceptable to the Administrative Agent and take all action as may be requested by the Administrative Agent, in connection therewith; and

(vii) sales, leases or licenses out of Inventory in the ordinary course of business.

For the avoidance of doubt, Parent Guarantor shall not, and shall cause its Subsidiaries not to, directly or indirectly dispose of any Parent Guarantor Material Subsidiary, Borrower, Alden or Gatliff.

Section 6.09 Transactions with Shareholders and Affiliates.  Such Loan Party shall not, and shall cause its Subsidiaries not to, directly or indirectly, enter into or permit to exist any transaction (including the Coal Sales Agreement, the purchase, sale, lease or exchange of any property, the rendering of any service or the payment of any management, advisory or similar fees) with any Affiliate of Parent Guarantor on terms that are less favorable to Parent Guarantor or that Subsidiary, as the case may be, than those that might be obtained in a comparable arm’s length transaction at the time from a Person who is not such a holder or Affiliate.

Section 6.10 Conduct of Business.  From and after the Closing Date, such Loan Party shall not (a) engage in any business (either directly or through a Subsidiary) other than the businesses engaged in by such Loan Party on the Closing Date and similar or related businesses and (b) solely with respect to the Borrower and its Subsidiaries, create, acquire or suffer to exist any Subsidiary other than the Subsidiaries of the Borrower existing on the date hereof.

Section 6.11 Permitted Activities of Holding Companies.  Each of Parent Guarantor, Holdings and the Borrower shall not (a) engage in any business or activity or own any assets other than (i) holding the Equity Interests of its Subsidiaries, (ii) performing its obligations and activities incidental thereto; (iii) making Restricted Payments and Investments, incurring Indebtedness and creating Liens to the extent not prohibited by this Agreement; and (iv) selling or otherwise disposing of any Equity Interests of any of its Subsidiaries (other than any Subsidiary of the Borrower or any Parent Guarantor Material Subsidiary); or (b) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

Section 6.12 Amendments or Waivers of Organizational Documents and Material Contracts.  Such Loan Party shall not agree to any material amendment, restatement, supplement or other modification to any of its Organizational Documents, or any of its material rights under any Material Contract if the effect of such amendment, restatement, supplement or other modification would be materially adverse to the Loan Parties (taken as a whole) or the Lenders.

Section 6.13 Fiscal Year.  Such Loan Party shall not change its Fiscal Year-end from June 30th or change its method of determining Fiscal Quarters.

ARTICLE VII.

EVENTS OF DEFAULT

Section 7.01 Events of Default.  If any one or more of the following conditions or events occur:

(a) Failure to Make Payments When Due.  Failure by the Borrower to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within two Business Days after the date due; or

(b) Default Under Other Agreements.  (i)(x) Failure of Parent Guarantor and any of its Subsidiaries (excluding the Borrower and its Subsidiaries) to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.01(a)) in an individual principal amount of $20,000,000 or more or with an aggregate principal amount of $20,000,000 or more, and (y) failure of the Borrower and any of its Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 7.01(a)) in an individual principal amount of $1,000,000 or more or with an aggregate principal amount of $1,000,000 or more; or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clauses (i)(x) or (i)(y) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit (with or without the giving of notice, the lapse of time or both) the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants.  Failure of any Loan Party to perform or comply with any term or condition contained in Section 2.06, Sections 5.01(a), 5.01(b), 5.01(c), and 5.01(e), Section 5.02 or Article VI; or

(d) Breach of Representations, Etc.  Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or, to the extent that any such representation, warranty, certification or other statement is already qualified by materiality or material adverse effect, such representation, warranty, certification or other statement shall be false in any respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents.  Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 7.01, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent Guarantor or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Parent Guarantor or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over Parent Guarantor or any of its Subsidiaries or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, conservator or other custodian of Parent Guarantor or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent Guarantor or any of its Subsidiaries and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) Parent Guarantor or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee, conservator or other custodian for all or a substantial part of its property; or Parent Guarantor or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Parent Guarantor or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Parent Guarantor or any of its Subsidiaries (or any committee thereof), shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.01(f); or

(h) Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving (x)(i) in any individual case an amount in excess of $20,000,000 or (ii) in the aggregate at any time an amount in excess of $20,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Parent Guarantor or any of its Subsidiaries (excluding the Borrower and its Subsidiaries) or any of their respective assets or (y)(i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets, and, in the case of clauses (x) and (y) above, shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than two days prior to the date of any proposed sale thereunder); or

(i) Dissolution.  Any order, judgment or decree shall be entered against Parent Guarantor or any of its Subsidiaries decreeing the dissolution or split up of Parent Guarantor or such Subsidiary, as applicable, and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j) Employee Benefit Plans.  (i) There shall occur (A) one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect or (B) the ERISA Event described in clause (ii) of the definition thereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k) Change of Control and Material Adverse Change.  (x) A Change of Control occurs or (y) any event, circumstance or change occurs that causes or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

(l) Guaranties, Security Documents and other Loan Documents.  At any time after the execution and delivery thereof, (i) the Guarantee for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Security Documents;

(m) Abandonment.  The Borrower or any of its Subsidiaries shall have abandoned or placed on care and maintenance a material portion of its mining properties and processing operations taken as a whole; or

(n) WVA Manufacturing.  Parent Guarantor shall cease to beneficially own and control at least 51.0% on a fully diluted basis of the economic and/or voting interest in the Equity Interests of WVA Manufacturing, LLC.

THEN, (1) upon the occurrence of any Event of Default described in Section 7.01(f) or 7.01(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to the Borrower by the Administrative Agent, each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Loan Party: (I) the unpaid principal amount of and accrued interest on the Term Loans and (II) all other Obligations; and (x) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents; and (y) the Administrative Agent and the Collateral Agent may exercise on behalf of themselves, the Lenders, and the other Secured Parties all rights and remedies available to the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents or under applicable law or in equity.

ARTICLE VIII.

AGENTS

Section 8.01 Appointment of Agents.  BNPP is hereby appointed the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes BNPP to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and the other Loan Documents.  Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article VIII (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions of this Article VIII (other than as expressly provided herein).  In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Parent Guarantor or any of its Subsidiaries.  Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Lead Arranger is named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Article VIII.  Without limitation of the foregoing, the Lead Arranger in its capacity as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Section 8.02 Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes the Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Security Documents to reflect such arrangements on terms acceptable to the Administrative Agent.  Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship or other implied duties in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.  Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 8.03 General Immunity.

(a) No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party or to any Agent or Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Article III or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of Parent Guarantor or any of its Subsidiaries or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(b) Exculpatory Provisions.  No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Loan Party to perform its obligations under this Agreement or any other Loan Document.  No Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.  Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Parent Guarantor and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.05).

(c) Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. Each of the Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 8.03 and of Section 8.06 shall apply to any of the Affiliates of the Administrative Agent or the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or Collateral Agent, as applicable.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 8.03 and of Section 8.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

(d) Notice of Default or Event of Default.  No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Loan Party or a Lender.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders, provided, that failure to give such notice shall not result in any liability on the part of the Administrative Agent.

Section 8.04 Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Parent Guarantor or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.  The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.

Section 8.05 Lenders’ Representations, Warranties and Acknowledgment.  (a)  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent Guarantor and its Subsidiaries in connection with the Credit Extension hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent Guarantor and its Subsidiaries.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement and funding its Term Loans shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the date of funding of such Term Loan.

Section 8.06 Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent to the extent that such Agent shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 8.07 Successor Administrative Agent and Collateral Agent.  (a)  The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower.  The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower (so long as no Event of Default has occurred and is continuing) and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by the Borrower (so long as no Event of Default has occurred and is continuing) and the Required Lenders or (ii) the thirtieth day after such notice of resignation.  Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent.  If neither Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that until a successor Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrower and Required Lenders, may retain its role as the Collateral Agent under any Security Document.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  Except as provided above, any resignation of BNPP or its successor as the Administrative Agent pursuant to this Section shall also constitute the resignation of BNPP or its successor as the Collateral Agent.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder.  Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor the Collateral Agent for all purposes hereunder.  If BNPP or its successor as the Administrative Agent pursuant to this Section has resigned as the Administrative Agent but retained its role as the Collateral Agent and no successor the Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, BNPP or its successor may resign as the Collateral Agent upon notice to the Borrower and Required Lenders at any time.

(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Grantors.  The Administrative Agent shall have the right to appoint a financial institution as the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower (so long as no Event of Default has occurred and is continuing) and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by the Borrower (so long as no Event of Default has occurred and is continuing) and the Required Lenders or (ii) the thirtieth day after such notice of resignation.  Upon any such notice of resignation, Required Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent.  Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Collateral Agent, that the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents.  After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

Section 8.08 Security Documents and Guarantee.

(a) Agents under Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guarantee, the Collateral and the Security Documents; provided, that, except as expressly set forth herein, neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations.  Subject to Section 9.05, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.05) have otherwise consented or (ii) release any Guarantor from the Guarantee or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.05) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(c) Release of Collateral and Guarantees, Termination of Loan Documents.  Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations not yet due and) have been paid in full and all Term Loan Commitments have terminated or expired or been cancelled, upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document.  Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of  the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(d) Rights under Hedge Agreements.  No Hedge Agreement shall create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 9.05(c)(ii) of this Agreement and Section 4.02 of the Guarantee and Security Agreement.  By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (d).

Section 8.09 Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.10 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.  Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices

(a) Notices Generally.  Any notice or other communication herein required or permitted to be given to a Loan Party, the Collateral Agent or the Administrative Agent shall be sent to such Person’s address as set forth on Schedule 1.01(b) or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Schedule 1.01(b) or otherwise indicated to the Administrative Agent in writing.  Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent shall be effective until received by such Agent; provided, further, that any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 8.03(c) hereto as designated by the Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, for both clauses (i) and (ii) above, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(ii) Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.  Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform.  In no event shall any Agent nor any of the Agent Affiliates have any liability to any Loan Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or any Agent’s transmission of communications through the internet.

(iv) Each Loan Party, each Lender and each Agent agrees that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(v) All uses of the Platform shall be governed by and subject to, in addition to this Section 9.03, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(vi) Any notice of Default or Event of Default may be provided by telephonic notice if confirmed promptly thereafter by delivery of written notice thereof.

(c) Change of Address.  Any party hereto may changes its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.

Section 9.02 Expenses.  Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Loan Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents and their Affiliates (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and Taxes, stamp or documentary Taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the transactions contemplated by the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto; and (h) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.  All amounts due under this Section 9.02 shall be due and payable within five Business Days after demand therefor.

Section 9.03 Indemnity.  (a)  In addition to the payment of expenses pursuant to Section 9.02, whether or not the transactions contemplated hereby are consummated, each Loan Party agrees to defend (subject to Indemnitees’ rights to selection of counsel), indemnify, pay and hold harmless, each Agent, Lender, the Lead Arranger and the officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents, sub-agents and Affiliates of each Agent, Lender and the Lead Arranger, as well as the respective heirs, successors and assigns of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction.  Without limiting the foregoing, and to the extent permitted by applicable law, each Loan Party agrees not to assert and hereby waives all rights for contribution or any other rights of recovery with respect to all Indemnified Liabilities relating to or arising out of any Environmental Claim or any Hazardous Materials activity.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against each Agent, Lender, the Lead Arranger and their respective Affiliates, officers, partners, members, directors, trustees, shareholders, advisors, employees, representatives, attorneys, controlling persons, agents and sub-agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of or in any way related to this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the transmission of information through the Internet, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) All amounts due under this Section 9.03 shall be due and payable within five Business Days after demand therefor.

Section 9.04 Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender  and each of their Affiliates is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (time or demand, provisional or final, general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender or such Affiliate shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 9.05 Amendments and Waivers.

(a) Required Lenders’ Consent.  Subject to the additional requirements of Sections 9.05(b) and 9.05(c), no amendment, supplement, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders (delivery of an executed counterpart of a signature page to the applicable amendment, supplement, modification, termination or waiver by telefacsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof).

(b) Affected Lenders’ Consent.  Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, supplement, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Term Loan or Term Loan Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

(iii) reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.07) or any fee or any premium payable hereunder; provided, that only the consent of the Required Lenders shall be necessary to amend the Default Rate in Section 2.07 or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv) waive or extend the time for payment of any such interest, fees or premiums;

(v) reduce or forgive the principal amount of any Term Loan;

(vi) amend, modify, terminate or waive any provision of Section 2.13(c), Section 2.14, this Section 9.05(b), Section 9.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Required Lenders” or the definition of “Pro Rata Share”; provided that with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans included on the Credit Date;

(viii) (a) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guarantee or (b) subordinate the Lien of the Collateral Agent on all or substantially all the Collateral or subordinate any Guarantee of the Guarantors, except in each case as expressly provided in the Loan Documents;

(ix) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as expressly provided in any Loan Document; or

provided, that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c) Other Consents.  No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i) amend, modify, terminate or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or

(ii) amend, modify or waive this Agreement or the Guarantee and Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Hedge Agreements or the definition of “Lender Counterparty,” “Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty or release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guarantee without the written consent of each Lender Counterparty with Obligations then outstanding.

(d) Execution of Amendments, Etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, supplements, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  In the case of any waiver, the parties hereto shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extent to any subsequent or other Default or Event Default, or impair any right consequent thereon.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.

(e) Notwithstanding anything to the contrary contained herein, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature (as determined by the Administrative Agent) in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provisions and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

Section 9.06 Successors and Assigns; Participations.

(a) Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders (and any purported assignment or delegation without such consent shall be null and void).

(b) Register.  The Borrower, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding Tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 9.06(d).  Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date”.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c) Right to Assign.  Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations (provided, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon such Person (except in the case of assignments made by or to BNPP or any of its Affiliates) being consented to by each of the Borrower (provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 3 Business Days after having received notice thereof) and the Administrative Agent (such consents not to be (x) unreasonably withheld or delayed or (y) in the case of the Borrower, required at any time an Event of Default has occurred and is continuing); provided, that further each such assignment pursuant to this Section 9.06(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as shall constitute the aggregate amount of the Term Loan) with respect to the assignment of Term Loans; provided, that the Related Funds of any individual Lender may aggregate their Term Loans for purposes of determining compliance with such minimum assignment amounts.

(d) Mechanics.  Assignments and assumptions of Term Loans and Term Loan Commitments by Lenders shall be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to BNPP or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Term Loans, as the case may be, represents and warrants as of the Credit Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or  loans such as the applicable Term Loan Commitments or Term Loans, as the case may be; and (iii) it shall make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.06, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment.  Subject to the terms and conditions of this Section 9.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term Loan Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof, including under Section 9.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect any Term Loan Commitment of such assignee and (iv) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Term Loans of the assignee and/or the assigning Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply the requirements of this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.06(g).  Any assignment by a Lender pursuant to this Section 9.06 shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than any natural person or Parent Guarantor, any of its Subsidiaries or any of its Affiliates) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Term Loan or Term Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement, (C) amend the definition of “Required Lenders” (or amend Section 9.05 in a manner that has the same effect as an amendment to such definition) or the definition of “Pro Rata Share” or (D) release all or substantially all of the Guarantors or the Collateral under the Security Documents (except as expressly provided in the Loan Documents) supporting the Term Loans hereunder in which such participant is participating.

(iii) The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.15(b), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, that (x) a participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (y) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.17 as though it were a Lender; provided, further, that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 9.04 as though it were a Lender; provided, that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(iv) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower for tax purposes, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loan Commitments, Term Loans and other Obligations held by it (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant's interest in any Term Loan Commitments, Term Loans or its other Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Term Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Term Loan Commitments, Term Loans and other Obligations as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(h) Certain Other Assignments and Participations.  In addition to any other assignment or participation permitted pursuant to this Section 9.06 any Lender may assign and/or pledge (without the consent of the Borrower or the Administrative Agent) all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 9.07 Independence of Covenants, Etc.  All covenants, conditions and other terms hereunder and under the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, conditions or other terms, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant, condition or other term shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 9.08 Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 2.15(b), 2.16, 2.17, 9.02, 9.03 and 9.04 and the agreements of Lenders set forth in Sections 2.14, 8.03(b), 8.06 and 8.09 shall survive the payment of the Term Loans and the termination hereof.

Section 9.09 No Waiver; Remedies Cumulative.  No failure or delay or course of dealing on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Hedge Agreements.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.  Without limiting the generality of the foregoing, the making of the Credit Extension shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or Lender may have had notice or knowledge of such Default or Event of Default at the time of the making of any such Credit Extension.

Section 9.10 Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 9.11 Severability.  In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction).  The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

Section 9.12 Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 9.13 Table of Contents and Headings.  The Table of Contents hereof and Article and Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose, modify or amend the terms or conditions hereof, be used in connection with the interpretation of any term or condition hereof or be given any substantive effect.

Section 9.14 APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

Section 9.15 CONSENT TO JURISDICTION.  SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 9.16 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TERM LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOAN MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.17 Confidentiality.  Each Agent and each Lender shall hold all non-public information regarding the Loan Parties and their businesses identified as such by the Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates or Related Funds of such Lender or Agent and to their respective officers, directors, employees, representatives, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.17), (ii) disclosures of such information reasonably required by (A) any pledgee referred to in Section 9.06(h), (B) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Term Loans or any participations therein, (C) any bona fide or potential direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Loan Party and its obligations or (D) any direct or indirect investor or prospective investor in a Related Fund; provided, that such pledgees, assignees, transferees, participants, counterparties, advisors and investors are advised of and agree to be bound by either the provisions of this Section 9.17 or other provisions at least as restrictive as this Section 9.17, (iii) disclosure to any rating agency when required by it; provided, that, prior to any disclosure, such rating agency be instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (v) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, that unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 9.18 Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to the Borrower.

Section 9.19 Counterparts.  This Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by telefacsimile or other electronic transmission will be effective as delivery of a manually executed counterpart thereof

Section 9.20 Effectiveness; Entire Agreement; No Third Party Beneficiaries.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written notification of such execution and authorization of delivery thereof.  This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Agents, the Lead Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent, the Lead Arranger or Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.  Nothing in this Agreement or in the other Loan Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders, holders of participations in all or any part of a Lender’s Term Loan Commitments, Term Loans or in any other Obligations, and the Indemnitees) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement or the other Loan Documents.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that the inclusion of supplemental rights or remedies in favor of any Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.

Section 9.21 PATRIOT Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that shall allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.

Section 9.22 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.23 No Fiduciary Duty.  Each Agent, each Lender, the Lead Arranger, and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person.  The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

GBG HOLDINGS, LLC,
as the Borrower

By:        /s/ Jeff Bradley
Name: Jeff Bradley
Title: President

PARENT GUARANTOR:

GLOBE SPECIALTY METALS, INC.

By:        /s/ Jeff Bradley
Name: Jeff Bradley
Title: Chief Executive Officer

HOLDINGS:

GSM ENTERPRISES LLC

By:        /s/ Jeff Bradley
Name: Jeff Bradley
Title: President

[Signature Page to the Term Loan Agreement]

BNP PARIBAS,
as Administrative Agent, Collateral Agent
and a Lender

By:       /s/ Laureline De Lichana
Name: Laureline De Lichana
Title: Vice President

By:       /s/ Christophe Bernard
Name: Christophe Bernard
Title: Director

[Signature Page to the Term Loan Agreement]

SCHEDULE 1.01(a)
TO TERM LOAN AGREEMENT

Term Loan Commitments

Lender	Initial Term Loan Commitment	Pro Rata Share
BNP Paribas	$50,000,000	100%
Total	$50,000,000	100%

SCHEDULE 1.01(a)-1

SCHEDULE 1.01(b)
TO TERM LOAN AGREEMENT

GLOBE SPECIALTY METALS, INC.

One Penn Plaza
250 West 34th Street, Suite 4125
New York, NY  10119
Attention:  Stephen Lebowitz, Chief Legal Officer
Facsimile:  (212) 798-8137

GSM ENTERPRISES LLC

One Penn Plaza
250 West 34th Street, Suite 4125
New York, NY  10119
Attention:  Stephen Lebowitz, Vice President and Secretary
Facsimile:  (212) 798-8137

GBG HOLDINGS, LLC

One Penn Plaza
250 West 34th Street, Suite 4125
New York, NY  10119
Attention:  Stephen Lebowitz, Vice President and Secretary
Facsimile: (212) 798-8137

ALDEN RESOURCES LLC

One Penn Plaza
250 West 34th Street, Suite 4125
New York, NY  10119
Attention:  Stephen Lebowitz, Vice President and Secretary
Facsimile:  (212) 798-8137

GATLIFF SERVICES, LLC

One Penn Plaza
250 West 34th Street, Suite 4125
New York, NY  10119
Attention:  Stephen Lebowitz, Vice President and Secretary
Facsimile:  (212) 798-8137

SCHEDULE 1.01(c)-1

BNP PARIBAS,
as Administrative Agent, Collateral Agent,
and a Lender:

BNP Paribas
787 Seventh Avenue, 9th Floor
New York, NY 10019
Attention:
Structured Finance Middle Office
José Luis Medal / Stella Wong

Telefax:                          212-841-2537
Email:  joseluis.medal@us.bnpparibas.com / stella.a.wong@us.bnpparibas.com with a copy to:

BNP Paribas
787 Seventh Avenue, 9th Floor
New York, NY 10019
Attention:
Structured Debt - Mining & Metals
Christophe Bernard / Laureline de Lichana / Iskender Dildaev

Telefax:                          212-471-6862
Email: christophe.bernard@us.bnpparibas.com / laureline.delichana@americas.bnpparibas.com /
iskender.dildaev@us.bnpparibas.com

BNP PARIBAS,
as Lead Arranger:

BNP Paribas
787 Seventh Avenue, 9th Floor
New York, NY 10019

Attention:
Structured Debt - Mining & Metals
Christophe Bernard / Laureline de Lichana / Iskender Dildaev

Telefax:  212-471-6862
Email: christophe.bernard@us.bnpparibas.com / laureline.delichana@americas.bnpparibas.com /
iskender.dildaev@us.bnpparibas.com

SCHEDULE 1.01(c)-2